Exhibit 3.3

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

LONGEVERON LLC

and

THE MEMBERS NAMED HEREIN

dated effective as of

December 31, 2014

i

Section 5.04 Maintenance of Capital Accounts	13
Section 5.05 Succession Upon Transfer	14
Section 5.06 Negative Capital Accounts.	14
Section 5.07 No Withdrawal	14
Section 5.08 Treatment of Loans From Members	14
Section 5.09 Modifications	14
Section 5.10 Fiduciary Duty.	14
Article VI ALLOCATIONS	15
Section 6.01 Allocation of Net Income and Net Loss	15
Section 6.02 Regulatory and Special Allocations	15
Section 6.03 Tax Allocations	16
Section 6.04 Allocations in Respect of Transferred Units	17
Section 6.05 Curative Allocations	17
Article VII DISTRIBUTIONS	17
Section 7.01 General	17
Section 7.02 Priority of Distributions	18
Section 7.03 Limitations on Distributions to Incentive Units	18
Section 7.04 Tax Advances	19
Section 7.05 Tax Withholding; Withholding Advances	19
Section 7.06 Distributions in Kind	21
Article VIII MANAGEMENT	21
Section 8.01 Establishment of the Board	21
Section 8.02 Board Composition; Vacancies	21
Section 8.03 Removal; Resignation	23
Section 8.04 Meetings	23
Section 8.05 Quorum; Manner of Acting	24
Section 8.06 Action By Written Consent	24
Section 8.07 Compensation; No Employment	24
Section 8.08 Committees	28
Section 8.09 No Personal Liability	25
Article IX OFFICERS	25
Section 9.01 Officers; Delegation and Duties	25
Section 9.02 Election of Officers	25
Section 9.03 Voting Securities Owned by the Company	26
Section 9.04 Chairman of the Board	26

FIRST AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

This First Amended and Restated Limited Liability Company Agreement of Longeveron LLC a Delaware limited liability company (the “Company”), is entered into effective as of December 31, 2014 by and among the Company, the Initial Members executing this Agreement as of the date hereof and each other Person who after the date hereof becomes a Member of the Company and becomes a party to this Agreement by executing a Joinder Agreement.

RECITALS

WHEREAS, the Company was formed under the laws of the State of Delaware by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware on October 9, 2014 (the “Certificate of Formation”); and

WHEREAS, Sponsor and the Initial Management Members desire to enter into this Agreement for the purposes of, and on the terms and conditions set forth in, this Agreement; and

WHEREAS, Sponsor and each of the Initial Management Members have, concurrently with their execution of this Agreement, entered into Unit Purchase Agreements and/or Award Agreements, pursuant to which they have acquired their respective Units in the Company on the terms and conditions fully set forth therein; and

WHEREAS, Sponsor and each of the Initial Management Members have, concurrently with their execution of this Agreement, entered into a Unit Purchase Agreement, Assignment of Intellectual Property Rights Agreement; Exclusive License Agreement, Consulting Services Agreement or other agreements in support of the transactions contemplated herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITIONS

Section 1.01 Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings set forth in this Section 1.01: See Exhibit A.

Section 1.02 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein” “hereof;” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. The definitions given for any defined terms in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context otherwise requires, references herein; (x) to Articles; Sections, and Exhibits mean the Articles and Sections of, and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Article II
ORGANIZATION

Section 2.01 Formation.

(a) The Company was formed on October 9, 2014, pursuant to the provisions of the Delaware Act, upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.

(b) This Agreement shall constitute the “limited liability company agreement” (as that tennis used in the Delaware Act) of the Company. The rights, powers, duties, obligations and liabilities of the Members shall be determined pursuant to the Delaware Act and this Agreement. To the extent that the rights, powers, duties, obligations and liabilities of any Member are different by reason of any provision of this Agreement than they would be under the Delaware Act in the absence of such provision, this Agreement shall, to the extent permitted by the Delaware Act, control.

Section 2.02 Name. The name of the Company is “Longeveron LLC” or such other name or names as the Board may from time to time designate; provided, that the name shall always contain the words “Limited Liability Company” or the abbreviation “L.L.C.” or the designation “LLC.”

Section 2.03 Principal Office. The principal office of the Company is located at 6010 Aqua Path, Miami Beach, Florida 33141, or such other place as may from time to time be determined by the Board. The Board shall give prompt notice of any such change to each of the Members.

Section 2.04 Registered Office; Registered Agent.

(a) The registered office of the Company shall be the office of the initial registered agent named in the Certificate of Formation or such other office (which need not be a place of business of the Company) as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

(b) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate of Formation or such other Person or Persons as the Board may designate from time to time in the manner provided by the Delaware Act and Applicable Law.

Section 2.05 Purpose; Powers.

(a) The purpose of the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Delaware Act and to engage in any and all activities necessary or incidental thereto.

(b) The Company shall have all the powers necessary or convenient to carry out the purposes for which it is formed, including the powers granted by the Delaware Act.

Section 2.06 Term. The term of the Company commenced on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue in existence perpetually until the Company is dissolved in accordance with the provisions of this Agreement.

Section 2.07 No State Law Partnership. The Members intend that the Company shall be treated as a partnership for federal and, if applicable, state and local income tax purposes, and, to the extent permissible; the Company shall elect to be treated as a partnership for such purposes. The Company and each Member shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment and no Member shall take any action inconsistent with such treatment. The Members intend that the Company shall not be a partnership (including, without limitation a limited partnership) or joint venture, and that no Member, Manager or Officer of the Company shall be a partner or joint venturer of any other Member, Manager or Officer of the Company, for any purposes other than as set forth in the first sentence of this Section 2.07.

Article III
UNITS

Section 3.01 Units Generally. The Membership Interests of the Members shall be represented by issued and outstanding Units, which may be divided into one or more types, c1asses or series. Each type, class or series of Units shall have the privileges, preference, duties, liabilities, obligations and rights, including voting rights, if any, set forth in this Agreement with respect to such type, class or series. The Board shall maintain a schedule of all Members, their respective mailing addresses and the amount and series of Units held by them (the “Members Schedule”), and shall update the Members Schedule upon the issuance or Transfer of any Units to any new or existing Member. A copy of the Members Schedule as of the initial execution of this Agreement is attached hereto as Schedule A.

Section 3.02 Authorization and Issuance of Common Units. Subject to compliance with Section 4.06(d), Section 10.01 and Section 11.01(b), the Company is hereby authorized to issue a class of Units designated as Common Units. The Common Units shall be divided into two series: (i) Series A Units, and (ii) Series B Units. As of the date hereof and after giving effect to the transactions contemplated by Unit Purchase Agreements, 1,000,000 Series A Units and 1,000,000 Series B Units are issued and outstanding to the Members in the amounts set forth on the Members Schedule opposite each Member’s name. Additional Series A Units and Series B Units may be authorized and issued by the Company as set forth herein. The Company is further authorized to create a class of Incentive Units as set forth under Section 3.03 hereof.

Section 3.03 Authorization and Issuance of Incentive Units.

(a) Subject to Section 3.03(b), the Company is hereby-authorized to issue Incentive Units to Managers, Officers, employees, consultants or other service providers of the Company, any Company Subsidiary or their Affiliates (collectively, “Service Providers”). As of the date hereof, zero (0) Incentive Units are issued and outstanding. The Board is hereby authorized and directed to adopt a written plan pursuant to which all Incentive Units shall be granted in compliance with Rule 701 of the Securities Act or another applicable exemption (such plan as in effect from time to time, the “Incentive Plan”). Notwithstanding anything contained herein to the contrary, the number of Incentive Units that the Company may issue pursuant to the Incentive Plan, when combined with any Restricted Incentive Units and any Unrestricted Incentive Units already issued and outstanding, shall not exceed 10% of the aggregate total of Common Units outstanding on a Fully Diluted Basis as of the date of the proposed grant.

(b) In connection with the adoption of the Incentive Plan and issuance of Incentive Units, the Board is hereby authorized to negotiate and enter into award agreements with each Service Provider to whom it grants Incentive Units (such agreements, “Award Agreements”). Each Award Agreement shall include such terms, conditions, rights and obligations as may be determined by the Board, in its sole discretion, consistent with the terms herein below:

(i) The Board shall establish such vesting criteria for the Incentive Units as it determines in its discretion and shall include such vesting criteria in the Incentive Plan and/or the applicable Award Agreement for any grant of Incentive Units. As of the date hereof, none of the issued and outstanding Incentive Units shall be deemed vested. As used in this Agreement:

(A)	any Incentive Units that have not vested pursuant to the terms of the Incentive Plan and any associated Award Agreement are referred to as “Restricted Incentive Units”; and

(B)	any Incentive Units that have vested pursuant to the terms of the Incentive Plan and any associated Award Agreement are referred to as “Unrestricted Incentive Units.”

(ii) Immediately prior to each subsequent issuance of Incentive Units following the issuance of any Incentive Units contemplated in the transaction in which this Agreement is adopted, the Board shall determine in good faith the Incentive Liquidation Value. In each Award Agreement that the Company enters into with a Service Provider for the issuance of new Incentive Units, the Board shall include an appropriate Profits Interest Hurdle for such Incentive Units on the basis of the Incentive Liquidation Value immediately prior to the issuance of such Incentive Units.

(iii) The Company and each Member hereby acknowledge and agree that, with respect to any Service Provider, such Service Provider’s Incentive Units constitute a “profits interest” in the Company within the meaning of Rev. Proc. 93-27 (a “Profits Interest”), and that any and all Incentive Units received by a Service Provider are received in exchange for the provision of services by the Service Provider to or for the benefit of the Company in a Service Provider capacity or in anticipation of becoming a Service Provider. The Company and each Service Provider who receives Incentive Units hereby agree to comply with the provisions of Rev. Proc. 2001-43, and neither the Company nor any Service Provider who receives Incentive Units shall perform any act or take any position inconsistent with the application of Rev. Proc. 2001-43 or any future Internal Revenue Service guidance or other Governmental Authority that supplements or supersedes the foregoing Revenue Procedures.

(iv) Incentive units shall receive the following tax treatment:

(A)	the Company and each Service Provider who receives Incentive Units shall treat such Service Provider as the owner of such Incentive Units from the date of their receipt, and the Service Provider receiving such Incentive. Units shall take into account his Distributive share of Net Income, Net Loss, income, gain, loss and deduction associated with the Incentive Units in. computing such Service Provider’s income tax liability for the entire period during which such Service Provider holds the Incentive Units.

(B)	each Service Provider that receives Incentive Units shall make a timely and effective election under Code Section 83(b) with respect to such Incentive Units and shall promptly provide a copy to the Company. Except as otherwise determined by the Board, both the Company and all Members shall (A) treat such Incentive Units as outstanding for tax purposes, (B) treat such Service Provider as a partner for tax purposes with respect to such Incentive Units and (C) file all tax returns and reports consistently with the foregoing. Neither the Company nor any of its Members shall deduct any amount (as wages, compensation or otherwise) with respect to the receipt of such Incentive Units for federal income tax purposes.

(C)	in accordance with the finally promulgated successor rules to Proposed Regulations Section 1.83-3(1) and IRS Notice 2005-43, each Member, by executing this Agreement, authorizes and directs the Company to elect a safe harbor under which the fair market value of any Incentive Units issued after the effective date of such Proposed Regulations (or other guidance) will be treated as equal to the liquidation value (within the meaning of the Proposed Regulations or successor rules) of the Incentive Units as of the date of issuance of such Incentive Units. In the event that the Company makes a safe harbor election as described in the preceding sentence, each Member hereby agrees to comply with all safe harbor requirements with respect to Transfers of Units while the safe harbor election remains effective.

(v) For the avoidance of doubt:

(A)	no Incentive Units, including Unrestricted Incentive Units, shall have any pre-emptive right to acquire New Securities pursuant to Section 10.01(a);

(B)	no Incentive Units, including Unrestricted Incentive Units, shall have any right to participate as a Tag-along Member in any Tag-along Sale pursuant to Section 11.05; and

(C)	all Incentive Units, including Unrestricted Incentive Units, shall be subject to the rights of the holders of Common Units to drag along the holders of Incentive Units pursuant to Section 11.04.

Section 3.04 Other Issuances. In addition to the Common Units and Incentive Units, the Company, upon the affirmative vote of a Supermajority of the holders of Common Units, is hereby authorized, subject to compliance with Section 4.06 Section 10.01 and Section 11.01(b), to authorize and issue or sell to any Person any of the following (collectively, “New Interests”) (i) any new type; class or series of Units not otherwise described in this Agreement, which Units may be designated as classes or series of the Common Units or Incentive Units but having different rights; and (ii) Unit Equivalents.

Section 3.05 Certification of Units.

(a) The Board in its sole discretion may, but shall not be required to, issue certificates to the Members representing the Units held by such Member.

(b) In the event that the Board shall issue certificates representing Units in accordance with Section 3.05(a), then in addition to any other legend required by Applicable Law, all certificates representing issued and outstanding Units shall bear a legend substantially in the following form:

THE UNITS REPRESENTED BY TIIIS CERTIFICATE ARE SUBJECT TO A LIMITED LIABILITY COMPANY AGREEMENT AMONG THE COMPANY AND ITS MEMBERS, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE UNITS REPRESENTED BY THIS CERTIFICATE. MAY BE MADE EXCEPT IN ACCORDANCE WITB THE PROVISIONS OF SUCH LIMITED LIABILITY COMPANY AGREEMENT.

THE UNITS REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED, HYPOTHECATED OR OTHERWISE DISPOSED EXCEPT (A) PURSUANT TO A REGISTRATION STATEMENT EFFECTNE UNDER SUCH ACT AND LAWS, OR (B) PURSUANT TO AN EXEMPTION FROM REGISTRATION THEREUNDER.

Article IV
MEMBERS

Section 4.01 Admission of New Members.

(a) New Members may be admitted from time to time (i) in connection with an issuance of Units by the Company, subject to compliance with the provisions of this Section 4.01, Section 4.06, Section 10.01, Section 11.01(b) and any other provision of this Agreement, as applicable, and (ii) in connection with a Transfer of Units, subject to compliance with the provisions of Article XI, and in either case, following compliance with the provisions of Section 4.01(b).

(b) In order for any Person not already a Member of the Company to be admitted as a Member, whether pursuant to an issuance or Transfer of Units, such Person shall have executed and delivered to the Company a written undertaking substantially in the form of the Joinder Agreement attached hereto as Exhibit B. Upon the amendment of the Members Schedule by the Board and the satisfaction of any other applicable conditions, including, if a condition, the receipt by the Company of payment for the issuance of the applicable Units, such Person shall be admitted as a Member and deemed listed as such n the books and records of the Company and thereupon shall be issued his, her or its Units. The Board shall also adjust the Capital Accounts of the Members as necessary in accordance with Section 5.04.

Section 4.02 Representations and Warranties of Members. By execution and delivery of this Agreement or a Joinder Agreement, as applicable, each of the Members, whether admitted as of the date hereof or pursuant to Section 4.01, represents and warrants to the Company and acknowledges that:

(a) The Units have not been registered under the Securities Act or the securities laws of any other jurisdiction, are issued in reliance upon federal and state exemptions for transactions not involving a public offering and cannot be disposed of unless (i) they are subsequently registered or exempted from registration under the Securities Act and (ii) the provisions of this Agreement have been complied with;

(b) Such Member is an “accredited investor” within the meaning of Rule 501 promulgated under the Securities Act as amended by Section 413(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and agrees that it will not take any action that could have an adverse effect on the availability of the exemption from registration provided by Rule 501 promulgated under the Securities Act with respect to the offer and sale of the Units;

(c) Such Member’s Units are being acquired for its own account solely for investment and not with a view to resale or distribution thereof;

(d) Such Member has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and such Member acknowledges that it has been provided adequate access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose;

(e) The determination of such Member to acquire Units has been made by such Member independent of any other Member and independent of any statements or opinions as to the advisability of such purchase or as to the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries that may have been made or given by any other Member or by any agent or employee of any other Member;

(f) Such Member has such knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of an investment in the Company and making an informed decision with respect thereto;

(g) Such Member is able to bear the economic and financial risk of an investment in the Company for an indefinite period of time;

(h) The execution, delivery and performance of this Agreement have been duly authorized by such Member an4 do not require such Member to obtain any consent or approval that has not been obtained and do not contravene or result in a default in any material respect under any provision of any law or regulation applicable to such Member or other governing documents or any agreement or instrument to which such Member is a party or by which such Member is bound;

(i) This Agreement is valid, binding and enforceable against such Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors’ rights or general equity principles (regardless of whether considered at law or in equity); and

(j) Neither the issuance of any Units to any Member nor any provision contained herein will entitle the Member to remain in the employment of the Company or any Company Subsidiary or affect the right of the Company or any Company Subsidiary to terminate the Member’s employment at any time for any reason, other than as otherwise provided in such Member’s employment agreement or other similar agreement with the Company or Company Subsidiary, if applicable.

None of the foregoing shall replace, diminish or otherwise adversely affect any Member’s representations and warranties made by it in any Unit Purchase Agreement or Award Agreement, as applicable.

Section 4.03 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Member will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries or other Members, whether arising in contract, tort or otherwise, solely by reason of being a Member.

Section 4.04 No Withdrawal. A Member shall not cease to be a Member as a result of the Bankruptcy of such Member or as a result of any other events specified in § 18-304 of the Delaware Act. So long as a Member continues to hold any Units, such Member shall not have the ability to withdraw or· resign as a Member prior to the dissolution and winding up of the Company and any such withdrawal or resignation or attempted withdrawal or resignation by a Member prior to the dissolution or winding up of the Company shall be null and void. As soon as any Person who is a Member ceases to hold any Units, such Person shall no longer be a Member; provided, however, that this Agreement shall continue to apply with respect to any Units that have been called in accordance with Section 11.06 until full payment is made therefor in accordance with the terms of this Agreement.

Section 4.05 Death. The death of any Member shall not cause the dissolution of the Company. In such event the Company and its business shall be continued by the remaining Member or Members and the Units owned by the deceased Member shall automatically be Transferred to such Member’s heirs; provided, that within a reasonable time after such Transfer, the applicable heirs shall sign a written undertaking substantially in the form of the Joinder Agreement.

Section 4.06 Voting.

(a) Except as otherwise provided by this Agreement (including this Section 4.06 and Section 16.09) or as otherwise required by the Delaware Act or Applicable Law

(i) each Member shall be entitled to one vote per Common Unit on all matters upon which the Members have the right to vote under this Agreement; and

(ii) the Incentive Units (including the Unrestricted Incentive Units) shall not entitle the holders thereof to vote on any matters required or permitted to be voted on by the Members.

(b) Notwithstanding anything to the contrary contained in this Agreement, at any time that there are any Series A Units outstanding, the holders of the outstanding Series A Units voting separately as a class shall have sole approval and veto authority on behalf of the Members for any Scientific Matter.

(c) Notwithstanding anything to the contrary contained in this Agreement, at any time that there are any Series B Units outstanding, the Company shall not, and shall not permit any of the Company Subsidiaries to, engage in or cause any of the following transactions or take any of the following actions, and the Board shall not permit or cause the Company or any of the Company Subsidiaries to engage in, take or cause any such action except with the prior approval of the Sponsor: any loans to/from, and other material transactions with the Company’s officers.

(d) Unless otherwise provided in this Agreement, the following actions of the Company shall not be authorized unless both the Founder and Sponsor, each voting as a single class, so approve such measures (each a “Protective Provision”):

(i) authorize or issue New Securities, except for Incentive Units authorized herein;

(ii) subject to Section 16.09, amend this Agreement to reflect such issuance and to fix the relative privileges, preference, duties, liabilities, obligations and rights of any New Interests, including the number of New Interests to be issued, the preference (with respect to Distributions, in Liquidation or otherwise) over any other Units and any contributions required in connection therewith;

(iii) redeem or repurchase of any equity interests other than repurchases of Units (x) from former employees, officers, managers, consultants or other persons who performed services for the Company or any subsidiary in connection with the cessation of such employment or service at the lower of the original purchase price or the then-current fair market value thereof any (y) as approved by the Board;

(iv) increase or decrease of number of equity interests within each Series or equity interests in general;

(v) alter or repeal any Protective Provision;

(vi) liquidate, dissolve or wind-up the business and affairs of the Company, effect any merger or consolidation or material asset sale or disposition or license arrangement involving the Company (unless the individual Series remain untouched/unaffected);

(vii) amend, alter or repeal any provision of this Agreement in a manner that adversely affects the powers, preferences or rights of the Series A Members or Series B Members;

(viii) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of Units not authorized herein;

(ix) make any distribution on any Units or equity interests of the Company other than distributions payable on a pari passu basis to the holders of Series A Members and Series B Members;

(x) create, or authorize the creation of, or issue, or authorize the issuance of any debt security, or permit any subsidiary to take any such action with respect to any debt security, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $1,000,000, other than equipment leases or bank lines of credit;

(xi) create, or hold capital stock in, any subsidiary that is not wholly owned (either directly or through one or more other subsidiaries) by the Company, or sell, transfer or otherwise dispose of any capital stock or equity interests of any direct or indirect subsidiary of the Company, or permit any direct or indirect subsidiary to sell, lease, transfer, exclusively license or otherwise dispose (in a single transaction or series of related transactions) of all or substantially all of the assets of such subsidiary; or

(xii) increase or decrease the authorized number of managers constituting the Board.

Section 4.07 Meetings.

(a) Voting Units. As used herein, the term “Voting Units” shall mean:

(i) the Common Units (both Series A and Series B), for purposes of calling or holding any meeting of the Members holding Common Units, providing notice of such a meeting, forming a quorum for such a meeting, or taking any action by vote at a meeting or by written consent without a meeting.

(b) Calling the Meeting. Meetings of the Members may be called by (i) the Board or (ii) by a Member or group of Members holding more than 15% of the then” outstanding votes attributable to the relevant Voting Units. Only Members who hold the relevant Voting Units (”Voting Members”) shall have the right to attend meetings of the Members.

(c) Notice. Written notice stating the place, date and time of the meeting and, in the case of a meeting of the Members not regularly scheduled, describing the purposes for which the meeting is called, shall be delivered not fewer than ten (10) days and not more than thirty (30) days before the date of the meeting to each Voting Member, by or at the direction of the Board or the Member(s) calling the meeting, as the case may be. The Voting Members may hold meetings at the Company’s principal office or at such other place as the Board or the Member(s) calling the meeting may designate in the notice for such meeting.

(d) Participation. Any Voting Member may participate in a meeting of the Voting Members by means of conference telephone or other communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting,

(e) Vote by Proxy. On any matter that is to be voted on by Voting Members, a Voting Member may vote in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law. Every proxy shall be revocable in the discretion of the Voting Member executing it unless otherwise provided in such proxy; provided, that such right to revocation shall not invalidate or otherwise affect actions taken under such proxy prior to such revocation.

(f) Conduct of Business. The business to be conducted at such meeting need not be limited to the purpose described in the notice and can include business to be conducted by Voting Members holding Common Units; provided, that the appropriate Voting Members shall have been notified of the meeting in accordance with Section 4.07(c); and provided, further, that any Voting Member holding the appropriate Voting Units shall have the right to request removal from the meeting of any Voting Member holding only Common Units prior to any discussion of business at the meeting for which such Units do not have a vote pursuant to the provisions of this Agreement. Attendance of a Member at any meeting shall constitute a waiver of notice of such meeting, except where a Member attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 4.08 Quorum. A quorum of any meeting of the Voting Members shall require the presence of the Members holding a majority of the appropriate Voting Units held by all Members. Subject to Section 4.09, no action at any meeting may be taken by the Members unless the appropriate quorum is present. Subject to Section 4.09, no action may be taken by the Members at any meeting at which a quorum is present without the affirmative vote of Members holding a majority of the appropriate Voting Units held by all Members.

Section 4.09 Action Without Meeting. Notwithstanding the provisions of Section 4.08, any matter that is to be voted on, consented to or approved by Voting Members may be taken without a meeting, without prior notice and without a vote if consented to, in writing or by Electronic Transmission, by a Member or Members holding not less than a majority of the appropriate Voting Units held by all Members. A record shall be maintained by the Board of each such action taken by written consent of a Member or Members.

Section 4.10 Power of Members. The Members shall have the power to exercise any and all rights or powers granted to Members pursuant to the express terms of this Agreement and the Delaware Act. Except as otherwise specifically provided by this Agreement or required by the Delaware Act, no Member, in its capacity as a Member, shall have the power to act for or on behalf of, or to bind, the Company.

Section 4.11 No Interest in Company Property. No real or personal property of the Company shall be deemed to be owned by any Member individually, but shall be owned by, and title shall be vested solely in, the Company. Without limiting the foregoing, each Member hereby irrevocably waives during the term of the Company any right that such Member may have to maintain any action for partition with respect to the property of the Company.

Article V
CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

Section 5.01 Initial Capital Contributions. Contemporaneously with the execution of this Agreement and as set forth in the respective Unit Purchase Agreements, each Initial Member owning Common Units has made the Capital Contribution giving rise to such Initial Member’s initial Capital Account (each, an “Initial Capital Contribution”) and is deemed to own the number, type, series and class of Units, in each case, in the amounts set forth opposite such Initial Member1s name on the Members Schedule as in effect on the date hereof.

(a) Founder; Base Capital Contributions; Series A Units. Founder has unconditionally agreed to make contributions of intellectual property to the Company in accordance with and subject to the terms of this Agreement as well as that certain Assignment of Intellectual Property Rights, attached hereto as Exhibit G (the “Hare Assignment Agreement”), and that certain Exclusive License Agreement, attached hereto as Exhibit H (collectively, with the Hare Assignment Agreement the “Assignment Agreement”). The parties hereto agree that the value of the intellectual property contributed in accordance with this Section 5.01(a) is $25,000,000. Founder, upon making its initial Capital Contribution as described in this Section 5.01(a), has been allocated 1,000,000 Series A Units, which shall be set forth in Schedule A.

(b) Sponsor; Base Capital Contributions; Series B Units. Subject to the terms and limitations of this Agreement and so long as the Founder is acting as the Chief Science Officer, Sponsor has unconditionally agreed to make contributions of cash to the capital of the Company in accordance with the terms of this Section 5.01 and Section 5.02. Sponsor agrees to contribute $25 Million in cash in the aggregate, in accordance with Schedule 5.01, and subject to the terms of Section 5.02. Included as part of the agreement to contribute a total of$25 Million, Sponsor will make an initial cash contribution of $4 Million (as the first installment of the total contribution on the Effective Date), and in exchange for that initial cash contribution and the agreement to make subsequent contributions (each a “Drawdown”), Sponsor will be issued 1,000,000 Series B Units, as set forth in Schedule A. Upon the Founder no longer acting as Chief Science Officer due to his termination for Cause (as the term is then defined in the agreement between him and the Company related to his engagement with the Company) and/or as a result of his voluntary termination of his engagement as Chief Science Officer of the Company, the Sponsor’s obligations under this Agreement to make or fund any remaining un-funded Drawdown will terminate and Sponsor will have no further obligation to make or fund any further Drawdowns.

Section 5.02 Sponsor’s Remaining Commitments.The remaining Drawdowns not funded on the Effective Date shall occur in accordance with Schedule 5.01 hereof, unless Sponsor and the Founder enter into a written agreement (a “Deferral Agreement”) to change or delay the timing of any or all current or subsequent Drawdowns set forth in Schedule 5.01 based on the needs of the Company. Such Deferral Agreements may be in the form of an agreement/exchange of electronic mail between the Founder and the Sponsor. Based on a Deferral Agreement, the timing of a Drawdown will be adjusted accordingly.

Section 5.03 Additional Capital Contributions.

(a) Subject to Section 5.02, no Member shall be required to make any additional Capital Contributions to the Company. Any future Capital Contributions made by any Member shall only be made with the consent of the Board and in connection with an issuance of Units made in compliance with Section 10.01.

(b) No Member shall be required to lend any funds to the Company and no Member shall have any personal liability for the payment or repayment of any Capital Contribution by or to any other Member.

Section 5.04 Maintenance of Capital Accounts. The Company shall establish and maintain for each Member a separate capital account (a “Capital Account”) on its books and records in accordance with this Section 5.04. Each Capital. Account shall be established and maintained in accordance with the following provisions:

(a) Each Member’s Capital Account shall be increased by the amount of:

(i) such Member’s Capital Contributions;

(ii) any Net Income or other item of income or gain allocated to such Member pursuant to Article VI; and

(iii) any liabilities of the Company that are assumed by such Member or secured by any property Distributed to such Member.

(b) Each Member’s Capital Account shall be decreased by:

(i) the cash amount or Book Value of any property Distributed to such Member pursuant to Article VII and Section 14.03(c);

(ii) the amount of any Net Loss or other item of loss or deduction allocated to such Member pursuant to Article VI; and

(iii) the amount of any liabilities of such Member assumed by the Company or which are secured by any property contributed by such Member to the Company.

Section 5.05 Succession Upon Transfer. In the event that any Units are Transferred in accordance with the terms of this Agreement, the Transferee shall succeed to the Capital Account of the Transferor to the extent it relates to the Transferred Units and, subject to Section 6.04, shall receive allocations and Distributions pursuant to Article VI, Article VII and Article XIV in respect of such Units.

Section 5.06 Negative Capital Accounts.In the event that any Member shall have a deficit balance in his, her or its Capital Account, such Member shall have no obligation, during the term of the Company or upon dissolution or liquidation thereof, to restore such negative balance or make any Capital Contributions to the Company by reason thereof, except as may be required by Applicable Law or in respect of any negative balance resulting from a withdrawal of capital or dissolution in contravention of this Agreement.

Section 5.07 No Withdrawal. No Member shall be entitled to withdraw any part of his, her or its Capital Account or to receive any Distribution from the Company, except as provided in this Agreement. No Member shall receive any interest, salary or drawing with respect to its Capital Contributions or its Capital Account, except as otherwise provided in this Agreement. The Capital Accounts are maintained for the sole purpose of allocating items of income, gain, loss and deduction among the Members and shall have no effect on the amount of any Distributions to any Members, in liquidation or otherwise.

Section 5.08 Treatment of Loans From Members. Loans by any Member to the Company shall not be considered Capital Contributions and shall not affect the maintenance of such Member1s Capital Account, other than to the extent provided in Section 5.04(a)(iii), if applicable.

Section 5.09 Modifications. The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-l(b) of the Treasury Regulations and shall be interpreted and applied in a manner consistent with such Treasury Regulations. If the Board determines that it is prudent to modify the manner in which the Capital Accounts, or any increases or decreases to the Capital Accounts, are computed in order to comply with such Treasury Regulations, the Board may authorize such modifications.

Section 5.10 Fiduciary Duty.Notwithstanding Section 15.02 or anything else to the contrary contained herein; Founder agrees when exercising his powers, obligations and duties under this Agreement, any other agreement with the Company, or the Delaware Act, in every case as (i) an officer of the Company (including as Chairman of the Board and Chief Science Officer) and/or (ii) in his role as an officer, Chairman of the Board and/or Chief Science Officer as is required under Article VIII hereof or under Applicable Law; he shall adhere to the fiduciary duties required by Applicable Law and as such agrees when acting in those capacities to take only those actions that he in good faith believes to be in the best interest of the Company and its Members. This Agreement is intended to, and does, create and impose fiduciary duties on the Founder in his capacity as Chief Science Officer and Chairman of the Board. For the avoidance of doubt, each of the Members and the Company hereby do not waive any fiduciary duties that are imposed on the Chief Science Officer and Chairman of the Board under Applicable Law.

Article VI
ALLOCATIONS

Section 6.01 Allocation of Net Income and Net Loss. For each Fiscal Year (or portion thereof), except as otherwise provided in this Agreement, Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss or deduction) of the Company shall be allocated among the Members in a manner such that, after giving effect to the special allocations set forth in Section 6.02, the Capital Account balance of each Member, immediately after making such allocations, is, as nearly as possible, equal to (i) the Distributions that would be made to such Member pursuant to Section 14.03(c) if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Book Value, all Company liabilities were satisfied (limited with respect to each Nonrecourse Liability to the Book Value of the assets securing such liability); and the net assets of the Company were Distributed, in accordance with Section 14.03(c), to the Members immediately after making such allocations, minus (ii) such Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately prior to the hypothetical sale of assets. The Members agree that no Net Losses shall be allocated to a Member which would exceed the adjusted tax basis of such Member1s Membership Interest. Any Net Losses not allocated to a Member due to the foregoing limitation shall be specially allocated to the Members with positive adjusted tax basis in their Membership Interests in proportion to such adjusted tax basis.

Section 6.02 Regulatory and Special Allocations. Notwithstanding the provisions of Section 6.01:

(a) If there is a net decrease in Company Minimum Gain (determined according to Treasury Regulations Section 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Treasury Regulations Section l.704-2(g). The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-20)(2). This Section 6.02(a) is intended to comply with the “minimum gain chargeback” requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

(b) Member Nonrecourse Deductions shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). Except as otherwise provided in Treasury Regulations Section l.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Fiscal Year, each Member that has a share of such Member Minimum Gain shall be specially allocated Net Income for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to that Member’s share of the net decrease in Member Nonrecourse Debt Minimum Gain. Items to be allocated pursuant to this paragraph shall be determined in accordance with Treasury Regulations Sections l.704-2(i)(4) and J.704-2.(j)(2). This Section 6.02(b) is intended to comply with the “minimum gain chargeback” requirements in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(c) In the event any Member unexpectedly receives any adjustments, allocations or Distributions described in Treasury Regulations Section 1.704-l(b)(2)(ii)(d)(4), (5) or (6), Net Income shall be specially allocated to such Member in an amount and manner sufficient to eliminate the Adjusted Capital Account Deficit created by such adjustments, allocations or Distributions as quickly as possible. This Section 6.02(c) is intended to comply with the qualified income offset requirement in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

(d) The allocations set forth in paragraphs (a), (b) and (c) above (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Code Section 704. Notwithstanding any other provisions of this Article VI (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating Net Income and Net Losses among Members so that, to the extent possible, the net amount of such allocations of Net Income and Net Losses and other items and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.

(e) The Company and the Members acknowledge that allocations like those described in Proposed Treasury Regulation Section 1.704-l(b)(4)(xii)(c) (“Forfeiture Allocations”) result from the allocations of Net Income and Net Loss provided for in this Agreement. For the avoidance of doubt, the Company is entitled to make Forfeiture Allocations and, once required by applicable final or temporary guidance, allocations of Net Income and Net Loss will be made in accordance with Proposed Treasury Regulation Section 1.704-l(b)(4)(xii)(c) or any successor provision or guidance.

Section 6.03 Tax Allocations.

(a) Subject to Section 6.03(b) through Section 6.03(e), all income. gains, losses and deductions of the Company shall be allocated, for federal, state and local income tax. purposes, among the Members in accordance with the allocation of such income, gains, losses and deductions among the Members for computing their Capital Accounts, except that if any such allocation for tax: purposes is not permitted by the Code or other Applicable Law, the Company’s subsequent income, gains, losses and deductions shall be allocated among the Members for tax purposes, to the extent permitted by the Code and other Applicable Law, so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b) Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c) and the traditional method of Treasury Regulations Section 1.704-3(b), so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

(c) If the Book Value of any Company asset is adjusted pursuant to Treasury Regulation Section 1.704-l(b)(2)(iv)(f) as provided in clause (c) of the definition of Book Value, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

(d) Allocations of tax credit, tax credit recapture and any items related thereto shall be allocated to the Series B Members according to their interests in such items as determined by the Board taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(e) The Company shall make allocations pursuant to this Section 6.03 in accordance with the traditional method in accordance with Treasury Regulations Section 1.704-3(d).

(f) Allocations pursuant to this Section 6.03 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Income, Net Losses, Distributions or other items pursuant to any provisions of this Agreement.

Section 6.04 Allocations in Respect of Transferred Units. In the event of a Transfer of Units during any Fiscal Year made in compliance with the provisions of Article XI, Net Income, Net Losses and other items of income, gain, loss and deduction of the Company attributable to such Units for such Fiscal Year shall be determined using the interim closing of the books method.

Section 6.05 Curative Allocations. In the event that the Tax Matters Member determines, after consultation with counsel experienced in income tax matters, that the allocation of any item of Company income, gain; loss or deduction is not specified in this Article VI (an “Unallocated Item”), or that the allocation of any item of Company income, gain, loss or deduction hereunder is clearly inconsistent with the Members’ economic interests in the Company (determined by reference to the general principles of Treasury Regulations Section 1.704-1(b) and the factors set forth in Treasury Regulations Section 1.704-l(b)(3)(ii)) (a “Misallocated Item”), then the Tax Matters Member may allocate such Unallocated Items, or reallocate such Misallocated Items, to reflect such economic interests; provided, that no such allocation will be made without the prior consent of each Member that would be adversely and disproportionately affected thereby; and provided, further, that no such allocation shall have any material effect on the amounts distributable to any Member, including the amounts to be distributed upon the complete liquidation of the Company.

Article VII
DISTRIBUTIONS

Section 7.01 General.

(a) Subject to Section 7.0l(b), Section 7.02 and Section 7.04, the Board shall have sole discretion regarding the amounts and timing of Distributions to Members, including to decide to forego payment of Distributions in order to provide for the retention and establishment of reserves of, or payment to third parties of, such fim.ds as it deems necessary with respect to the reasonable business needs of the Company (which needs may include the payment or the making of provision for the payment when due of the Company’s obligations, including, but not limited to, present and anticipated debts and obligations, capital needs and expenses, the payment of any management or administrative fees and expenses, and reasonable reserves for contingencies).

(b) Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make any Distribution to Members if such Distribution would violate § 18-607 of the Delaware Act or other Applicable Law.

Section 7.02 Priority of Distributions. After making all Distributions required for a given Fiscal Year under Section 7.04 and subject to the priority of Distributions pursuant to Section 14.03(c), if applicable, all Distributions determined to be made by the Board pursuant to Section 7.01 shall be made in the following manner:

(a) first, (x) prior to all Drawdowns having been made, to the Members pro rata in proportion to their holdings of Common Units until Distributions under this Section 7.02(a) equals: (i) in the case of the Series A Units, the aggregate amount of Capital Contributions attributable to the holders of Series A Units in respect of their acquisitions of Common Units; and (ii) in the case of the Series B Units, $25 million; and (y) at or after all Drawdowns have been made, to the Member pro rata in proportion to their holdings of Common Units, until Distributions under this Section 7.02(a) equal the aggregate amount of Capital Contributions attributable to the Members in respect of their acquisitions of Common Units; and

(b) second, any remaining amounts to the Members holding Common Units and Incentive Units (subject to Section 7.03) pro rata in proportion to their aggregate holdings of Common Units and Incentive Units treated as one class of Units.

Section 7.03 Limitations on Distributions to Incentive Units.

(a) Notwithstanding the provisions of Section 7.02(b), no Distribution (other than Distributions pursuant to Section 7.04) shall be made to a Member on account of its Restricted Incentive Units. Any amount that would otherwise be Distributed to such a Member but for the application of the preceding sentence shall instead be retained in a segregated Company account to be Distributed in accordance with Section 7.02(b) by the Company and paid to such Member if, as and when the Restricted Incentive Unit to which such retained amount relates vests pursuant to Section 3.03(b).

(b) It is the intention of the parties to this Agreement that Distributions to any Service Provider with respect to his Incentive Units be limited to the extent necessary so that the related Membership Interest constitutes a Profits Interest. In furtherance of the foregoing, and notwithstanding anything to the contrary in this Agreement, the Board shall, if necessary, limit any Distributions to any Service Provider with respect to his Incentive Units so that such Distributions do not exceed the available profits in respect of such Service Provider’s related Profits Interest. Available profits shall include the aggregate amount of profit and unrealized appreciation in all of the assets of the Company between the date of issuance of such Incentive Units and the date of such Distribution, it being understood that such unrealized appreciation shall be determined on the basis of the Profits Interest Hurdle applicable to such Incentive Unit. In the event that a Service Provider’s Distributions and allocations with respect to his Incentive Units are reduced pursuant to the preceding sentence, an amount equal to such excess Distributions shall be treated as instead apportioned to the holders of Common Units and Incentive Units that have met their Profits Interest Hurdle (such Incentive Units, “Qualifying Incentive Units”) pro rata in proportion to their aggregate holdings of Common Units and Qualifying Incentive Units treated as one class of Units.

Section 7.04 Tax Advances.

(a) Subject to any restrictions in any of the Company’s and/or any Company Subsidiary’s then-applicable debt financing arrangements, and subject to the Board’s sole discretion to retain any other amounts necessary to satisfy the Company’s and/or the Company Subsidiaries1 obligations, at least five (5) days before each date prescribed by the Code for a calendar-year individual to pay quarterly installments of estimated tax, the Company shall use commercially reasonable efforts to Distribute cash to each Member in proportion to and to the extent of such Member’s Quarterly Estimated Tax Amount for the applicable calendar quarter (each such Distribution, a “Tax Advance”).

(b) If, at any time after the final Quarterly Estimated Tax Amount has been Distributed pursuant to Section 7.04(a) with respect to any Fiscal Year, the aggregate Tax Advances to any Member with respect to such Fiscal Year are less than such Member’s Tax Amount for such Fiscal Year (a “Shortfall Amount”), the Company shall use commercially reasonable efforts to Distribute cash in proportion to and to the extent of each Member’s Shortfall Amount. The Company shall use commercially reasonable efforts to Distribute Shortfall Amounts with respect to a Fiscal Year before the 75th day of the next succeeding Fiscal Year; provided, that if the Company has made Distributions other than pursuant to this Section 7.04, the Board may apply such Distributions to reduce any Shortfall Amount.

(c) If the aggregate Tax Advances made to any Member pursuant to this Section 7.04 for any Fiscal Year exceed such Member’s Tax Amount (an “Excess Amount”) such Excess Amount shall reduce subsequent Tax Advances that would be made to such Member pursuant to this Section 7.04, except to the extent taken into account as an advance pursuant to Section 7.04(d).

(d) Any Distributions made pursuant to this Section 7.04 shall be treated for pm-poses of this Agreement as advances on Distributions pursuant to Section 7.02 and shall reduce, dollar-for dollar, the amount otherwise Distributable to such Member pursuant to Section 7.02.

Section 7.05 Tax Withholding; Withholding Advances.

(a) Tax Withholding. If requested by the Board, each Member shall, if able to do so, deliver to the Board:

(i) an affidavit in form satisfactory to the Board that the applicable Member (or its members, as the case may be) is not subject to withholding under the provisions of any federal, state, local, foreign or other Applicable Law;

(ii) any certificate that the Board may reasonably request with respect to any such laws; and/or

(iii) any other form or instrument reasonably requested by the Board relating to any Member’s status under such law.

If a Member fails or is unable to deliver to the Board the affidavit described in Section 7.05(a)(i), the Board may withhold amounts from such Member in accordance with Section 7.05(b).

(b) Withholding Advances. The Company is hereby authorized at all times to make payments (“Withholding Advances”) with respect to each Member in amounts required to discharge any obligation of the Company (as determined by the Tax Matters Member based on the advice of legal or tax counsel to the Company) to withhold or make payments to any federal, state, local or foreign taxing authority (a “Taxing Authority”) with respect to any Distribution or allocation by the Company of income or gain to such Member and to withhold the same from Distributions to such Member, Any funds withheld from a Distribution by reason of this Section 7.05(b) shall nonetheless be deemed Distributed to the Member in question for all purposes under this Agreement and, at the option of the Board, shall be charged against the Member’s Capital Account.

(c) Repayment of Withholding Advances. Any Withholding Advance made by the Company to a Taxing Authority on behalf of a Member and not simultaneously withheld from a Distribution to that Member shall, with interest thereon accruing from the date of payment at a rate equal to the prime rate published in the Wall Street Journal on the date of payment plus two percent (2.0%) per annum (the “Company Interest Rate”):

(i) be promptly repaid to the Company by the Member on whose behalf the Withholding Advance was made (which repayment by the Member shall not constitute a Capital Contribution, but shall credit the Membe1rs Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account); or

(ii) with the consent of the Board, be repaid by reducing the amount of the next succeeding Distribution or Distributions to be made to such Member (which reduction amount shall be deemed to have been Distributed to the Member, but which shall not further reduce the Member’s Capital Account if the Board shall have initially charged the amount of the Withholding Advance to the Capital Account).

Interest shall cease to accrue from the time the Member on whose behalf the Withholding Advance was made repays such Withholding Advance (and all accrued interest) by either method of repayment described above.

(d) Indemnification. Each Member hereby agrees to indemnify and hold harmless the Company and the other Members from and against any liability with respect to taxes, interest or penalties which may be asserted by reason of the Company’s failure to deduct and withhold tax on amounts Distributable or allocable to such Member. The provisions of this Section 7.05(d) and the obligations of a Member pursuant to Section 7.05(c) shall survive the termination, dissolution, liquidation and winding up of the Company and the withdrawal of such Member from the Company or Transfer of its Units. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section 7.05, including bringing a lawsuit to collect repayment with interest of any Withholding Advances.

(e) Overwithholding. Neither the Company nor the Board shall be liable for any excess taxes withheld in respect of any Distribution or allocation of income or gain to a Member. In the event of an overwithholding, a Member’s sole recourse shall be to apply for a refund from the appropriate Taxing Authority.

Section 7.06 Distributions in Kind.

(a) The Board is hereby authorized, in its sole discretion, to make Distributions to the Members in the form of securities or other property held by the Company; provided, that Tax Advances shall only be made in cash. In any non-cash Distribution, the securities or property so Distributed will be Distributed among the Members in the same proportion and priority as cash equal to the Fair Market Value of such securities or property would be Distributed among the Members pursuant to Section 7.02.

(b) Any Distribution of securities shall be subject to such conditions and restrictions as the Board detetn1ines are required or advisable to ensure compliance with Applicable Law. In furtherance of the foregoing, the Board may require that the Members execute and deliver such documents as the Board may deem necessary or appropriate to ensure compliance with all federal and state securities laws that apply to such Distribution and any further Transfer of the Distributed securities, and may appropriately legend the certificates that represent such securities to reflect any restriction on Transfer with respect to such laws.

Article VIII
MANAGEMENT

Section 8.01 Establishment of the Board. A board of managers of the Company (the “Board”) is hereby established and shall be comprised of natural Persons (each such Person, a “Manager”) who shall be appointed in accordance with the provisions of Section 8.02. The business and affairs of the Company, with the exception of Scientific Matters. shall be managed, operated and controlled by or under the direction of the Board, and the Board shall have, and is hereby granted, the full and complete power, authority and discretion for, on behalf of and in the name of the Company, to take such actions as it may in its sole discretion deem necessary or advisable to carry out any and all of the objectives and purposes of the Company, subject only to the terms of this Agreement.

Section 8.02 Board Composition; Vacancies.

(a) The Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board is initially five (5).

(b) The initial Board shall be comprised as follows:

(i) two (2) individuals elected by the Series A Members, which shall initially be Joshua M. Hare, and an individual to be named by the Founder and agreed to by the Sponsor prior to the closing of this agreement (collectively “Series A Managers”);

(ii) two (2) individuals elected by the Series B Members, which shall initially be two individuals to be named by the Sponsor and agreed to by the Founder prior to the closing of this agreement (collectively “Series B Managers”); and

(iii) one (1) individual mutually agreed upon by the Sponsor and the Founder and elected by the Voting Members (the “Non-Affiliated Manager”).

(c) Upon final payment of the full amount of the Sponsor’s Initial Capital Contribution, the Company and the Members shall take such actions as may be required to ensure that the number of managers constituting the Board shall increase to and at all times thereafter remain seven (7).

(i) This Board expansion will occur as follows:

(A)	Series A Members will name one additional Series A Manager; and

(B)	Series B Members will name one additional Series B Manager.

(d) At all times, the composition of any board of managers or board of directors of any Company Subsidiary shall be the same as that of the Board.

(e) In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Series A Manager then the Series A Members shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board. In the event that the Series A Members shall fail to designate in writing a representative to fill position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company to Series B Members with respect to such failure, then the vacant position shall be filled by an individual designated by the Series A Managers then in office; provided, that such individual shall be removed from such position if the Series A Members so direct and simultaneously designate a new Series A Manager.

(f) In the event that a vacancy is created on the Board at any time due to the death, Disability, retirement, resignation or removal of a Series B Manager, then the Sponsor shall have the right to designate an individual to fill such vacancy and the Company and each Member hereby agree to take such actions as may be required to ensure the election or appointment of such designee to fill such vacancy on the Board. In the event that the Sponsor shall fail to designate in writing a representative to fill position on the Board, and such failure shall continue for more than thirty (30) days after notice from the Company to Sponsor with respect to such failure, then the vacant position shall be filled by an individual designated by the Series B Managers then in office; provided, that such individual shall be removed from such position if the Series B Members so direct and simultaneously designate a new Series B Manager.

(g) The Board shall maintain a schedule of all Managers with their respective mailing addresses (the “Managers Schedule”), and shall update the Managers Schedule upon the removal or replacement of any Manager in accordance with this Section 8.02 or Section 8.03. A copy of the Managers Schedule as of the execution of this Agreement is attached hereto as Schedule B.

Section 8.03 Removal; Resignation.

(a) Series A Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Founder.

(b) A Series B Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written request of the Sponsor.

(c) The Non Affiliated Manager may be removed or replaced at any time from the Board, with or without cause, upon, and only upon, the written agreement of both the Founder and the Sponsor.

(d) A Manager may resign at any time from the Board by delivering his written resignation to the Board. Any such resignation shall be effective upon receipt thereof unless it is specified to be effective at some other time or upon the occurrence of some other event. The Board’s acceptance of a resignation shall not be necessary to make it effective.

Section 8.04 Meetings.

(a) Generally. The Board shall meet at such time and at such place as the Board may designate. Meetings of the Board may be held either in person or by means of telephone or video conference or other communications device that permits all Managers participating in the meeting to hear each other, at the offices of the Company or such other place (either within or outside the State of Delaware) as may be determined from time to time by the Board. Written notice of each meeting of the Board shall be given to each Manager at least 24 hours prior to each such meeting.

(b) Special Meetings. Special meetings of the Board shall be held on the call of (i) the Sponsor; or (ii) the Founder; or (iii) any three Managers upon at least five days’ written notice (if the meeting is to be held in person) or one day’s written notice (if the meeting is to be held by telephone communications or video conference) to the Managers, or upon such shorter notice as may be approved by all the Managers. Any Manager may waive such notice as to himself.

(c) Attendance and Waiver of Notice. Attendance of a Manager at any meeting shall constitute a waiver of notice of such meeting, except where a Manager attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of any regular or special meeting of the Board need be specified in the notice or waiver of notice of such meeting.

Section 8.05 Quorum; Manner of Acting.

(a) Quorum. A majority of the Managers serving on the Board shall constitute a quorum, provided, however, that such majority must include all of the Series A Managers and Series B Managers then serving on the Board for the transaction of business of the Board. At all times when the Board is conducting business at a meeting of the Board, a quorum of the Board must be present at such meeting. If a quorum shall not be present at any meeting of the Board, then the Managers present at the meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. The active refusal to attend a reasonable scheduled meeting of the Boards shall be deemed a breach of a manager’s fiduciary duty.

(b) Participation. Any Manager may participate in a meeting of the Board by means of telephone or video conference or other communications device that permits ail Managers participating in the meeting to hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting. A Manager may vote or be present at a meeting either in person or by proxy, and such proxy may be granted in writing, by means of Electronic Transmission or as otherwise permitted by Applicable Law.

(c) Binding Act. Each Manager shall have one vote on all matters submitted to the Board or any committee thereof. With respect to any matter before the Board, the act of a majority of the Managers constituting a quorum shall be the act of the Board.

Section 8.06 Action By Written Consent. Notwithstanding anything herein to the contrary, any action of the Board (or any committee of the Board) may be taken without a meeting if a written consent constituting all of the Managers on the Board (or committee) shall approve such action. Such consent shall have the same force and effect as a vote at a meeting where a quorum was present and may be stated as such in any document or instrument filed with the Secretary of State of Delaware.

Section 8.07 Compensation; No Employment.

(a) Each Manager shall be reimbursed for his reasonable out-of-pocket expenses incurred in the performance of his duties as a Manager, pursuant to such policies as from time to time established by the Board. Nothing contained in this Section 8.07 shall be construed to preclude any Manager from serving the Company in any other capacity and receiving reasonable compensation for such services.

(b) This Agreement does not, and is not intended to, confer upon any Manager any rights with respect to continued employment by the Company and nothing herein should be construed to have created any employment agreement with any Manager.

Section 8.08 Committees.

(a) Establishment. The Board may, by resolution, designate from among the Managers one or more committees, each of which shall be comprised of one or more Managers; provided, that in no event may the Board designate any committee with all of the authority of the Board. Subject to the immediately preceding proviso, any such committee, to the extent provided in the resolution forming such committee, shall have and may exercise the authority of the Board, subject to the limitations set forth in Section 8.08(b). The Board may dissolve any committee or remove any member of a committee at any time.

(b) Limitation of Authority. No committee of the Board shall have the authority of the Board in reference to:

(i) taking any action with respect to Scientific Matters;

(ii) authorizing or making Distributions to the Members;

(iii) authorizing the issuance of Common Units;

(iv) approving a plan of merger or sale of the Company;

(v) recommending to the Members a voluntary dissolution of the Company or a revocation thereof;

(vi) filling vacancies in the Board; or

(vii) altering or repealing any resolution of the Board that by its terms provides that it shall not be so amendable or repealable.

Section 8.09 No Personal Liability. Except as otherwise provided in the Delaware Act, by Applicable Law or expressly in this Agreement, no Manager will be obligated personally for any debt, obligation or liability of the Company or of any Company Subsidiaries, whether arising in contract, tort or otherwise, solely by reason of being a Manager.

Article IX
OFFICERS

Section 9.01 Officers; Delegation and Duties. As set forth herein, the Company shall have such officers as shall be necessary or desirable to conduct its business (collectively, “Officers’’) and shall be, at a minimum, one President, a Chief Science Officer, a Secretary, and a Treasurer or Chief Financial Officer. The Board shall also choose a Chairman of the Board (who must be a Manager). The Board may elect a Member, Manager or other Person to serve as an officer of the Company. The Board may assign titles to the officers they elect. If the title is one commonly used for officers of a business corporation, the assignment of that title shall constitute the delegation of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made by the Board herein. Any number of offices may be held by the same Person. The salaries or other compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Board.

Section 9.02 Election of Officers. The officers of the Company shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board; and all officers of the Company shall hold office until their successors are chosen, and qualified, or until their earlier death, resignation or removal. Except as otherwise set forth herein, any officer elected by the Board may be removed at any time, with or without cause, by the affirmative vote of the Board or upon the Incapacity of such officer. Any vacancy occurring in any office of the Company shall be filled by the Board.

Section 9.03 Voting Securities Owned by the Company. Powers of attorney, proxies, waivers of notice of meeting, consents and other instruments relating to securities owned by the Company may be executed in the name of and on behalf of the Company by the President or any Vice President or any other officer authorized to do so by the Board and any such officer may, in the name of and on behalf of the Company, take all such action as any such officer may deem advisable to vote in person or by proxy at any meeting of security holders of any entity in which the Company may own securities and at any such meeting shall possess and may exercise any and all rights and power incident to the ownership of such securities and which, as the owner thereof, the Company might have exercised and possessed if present. The Board may, by resolution, from time to time confer like powers upon any other person or persons.

Section 9.04 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the Members and of the Board. The Chairman of the Board shall be selected from time to time by the Board. The Chairman of the Board may possess the same power as the President to sign all contracts, certificates and other instruments of the Company, which may be authorized by the Board. During the absence or disability of the President, the Chairman of the Board shall exercise all the powers and discharge all the duties of the President. The Chairman of the Board shall also perform such other duties and may exercise such other powers as may from time to time be assigned by this Agreement or by the Board.

Section 9.05 President. The President shall, subject to the control of the Board- and the Chairman of the Board, have general supervision of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President shall execute all bonds, mortgages, contracts, documents and other instruments of the Company. In the absence or disability of the Chairman of the Board, the President shall preside at all meetings of the Members and the Board. Unless the Board shall otherwise designate, the President shall be the Chief Executive Officer of the Company. The President shall also perform such other duties and may exercise such other powers as may from time to time be assigned to such officer by this Agreement or by the Board.

Section 9.06 Vice Presidents. At the request of the President or in the President’s absence or disability or in the event of the President’s inability or refusal to act, the Vice President, or the Vice Presidents if there is more than one (in the order designated by the Board), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Each Vice President shall perform such other duties and have such other powers as the Board from time to time may prescribe.

Section 9.07 Secretary. The Secretary shall attend all meetings of the Board and all meetings of Members and record all the proceedings thereat in a book or books to be kept for that purpose; the Secretary shall also perform like duties for committees of the Board when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board, and .shall perform such other duties as may be prescribed by the Board, the Chairman of the Board or the President, under whose supervision the Secretary shall act If the Secretary shall be unable or shall refuse to cause to be given notice of all meetings of the Members and special meetings of the Board, and if there be no Assistant Secretary; then either the Board or the President may choose another officer to cause such notice to be given. The Secretary shall have custody of the seal of the Company, if any, and the Secretary or any Assistant Secretary, if there be one, shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the signature of the Secretary or by the signature of any such Assistant Secretary. The Board may give general authority to any other officer to affix the seal of the Company and to attest to the affixing by such officer’s signature. The Secretary shall see that all books, reports, statements, certificates and other documents and records required by law to be kept or filed are properly kept or filed, as the case may be.

Section 9.08 Treasurer (or Chief Financial Officer). The Treasurer (which may be titled as the “Chief Financial Officer”) shall have the custody of the corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board or such appropriate officer, taking proper vouchers for such disbursements, and shall render to the President and the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Treasurer and of the financial condition of the Company. If required by the Board, the Treasurer shall give the Company a bond in such sum and with such surety or sureties as shall be satisfactory to the Board for the faithful performance of the duties of the office of the Treasurer and for the restoration to the Company, in case of the Treasurer’s death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in the Treasurer’s possession or under the Treasurer’s control belonging to the Company.

Section 9.09 Chief Science Officer. For so long as the Founder acts as the chief science officer of the Company (the “Chief Science Officer”) the Chief Science Officer shall be responsible for the quality, innovativeness and conduct of the Company’s scientific and medical research and development, and product development and commercialization programs. The Chief Science Officer shall perform all duties and have all authorities attendant to such position including those duties reasonably assigned to the chief science officer from time to time by the Board, which duties shall specifically include, but not be limited to (collectively, the “Scientific Matters”):

(a) the recruitment, retention, and removal of the Company’s scientific, medical, laboratory, and research and development staff, including employees and consultants;

(b) the identification of the location of, and the proper outfitting of, the Company’s laboratory(ies) and other research and development facilities;

(c) the determination of how the LMSCs; as that term is defined in the Hare Assignment Agreement, shall be developed and used, to include the identification and evaluation of (i) appropriate new indications, (ii) licensing and commercialization opportunities, and (iii) the timing of when such new indications or licensing or commercialization opportunities should be undertaken;

(d) all matters relating to compliance with applicable laws, regulations, and best practice policies and procedures (i) promulgated or recommended by the U.S. Food and Drug Administration (“FDA”) or other governmental organization, or (ii) applicable to the practice of medicine;

(e) liaison with all applicable governmental authorities regarding scientific, compliance, and/or regulatory matters;

(f) development, maintenance, application, and enforcement of policies and procedures related to scientific matters and product development, specifically including Current Good Manufacturing Practices (“cGMP”) promulgated by the FDA;

(g) allocation, supervision, and management of Company resources for scientific and product research and development activities including, but not limited to, personnel, finances, and technology;

(h) if the Chief Science Officer, in his sole discretion, deems it in the best interests of the Company, to propose, form, and serve as Chairman of, a Scientific Advisory Board for the Company;

(i) serve as the sole spokesperson, or authorize another such spokesperson, for the Company on all scientific, medical, and product research and development questions, issues, and matters, as appropriate.

(j) The Chief Science Officer shall report only to the Board and his engagement with the Company will be governed by the Consulting Services Agreement between the Founder and the Company, as then in effect.

Section 9.10 Delegation of Authority. The specific authorities of any officer may be further delegated to another officer or employee of the Company by the Board or, with the written consent of the majority of the Board; by the President, unless otherwise provided herein.

Article X
PRE-EMPTIVE RIGHTS

Section 10.01 Pre-emptive Right.

(a) Issuance of New Securities. The Company hereby grants to each holder of Common Units (each, a “Pre-emptive Member”) the right to purchase its Applicable Pro Rata Portion of any New Securities that the Company may from time to time propose to issue or sell to any party between the date hereof and the consummation of a Qualified Public Offering.

(b) Definition of New Securities. As used herein:

(i) the term “New Common Securities”. shall mean any authorized but unissued Common Units and any Unit Equivalents convertible into Common Units, exchangeable or exercisable for Common Units, or providing a right to subscribe for, purchase or acquire Common Units; and

(ii) the term “New Securities” shall mean the New Common Securities, as applicable; provided, the term “New Common Securities” shall not include Units or Unit Equivalents issued or sold by the Company in connection with: (A) a grant to any existing or prospective Managers, Officers or other Service Providers pursuant to any Incentive Plan or similar equity-based plans or other compensation agreement; (B) the conversion or exchange of any securities of the Company into Units, or the exercise of any warrants or other rights to acquire Units; (C) any acquisition by the Company or any Company Subsidiary of any equity interests, assets, properties or business of any Person; (D) any merger, consolidation or other business combination involving the Company or any Company Subsidiary; (E) the commencement of any Public Offering or any transaction or series of related transactions involving a Change of Control; (F) any subdivision of Units (by a split of Units or otherwise), payment of Distributions or any similar recapitalization; (G) any private placement of warrants to purchase Membership Interests to lenders or other institutional investors (excluding the Members) in any arm’s length transaction in which such lenders or investors provide debt financing to the Company or any Company Subsidiary; (H) a joint venture, strategic alliance or other commercial relationship with any Person (including Persons that are customers) suppliers and strategic partners of the Company or any Company Subsidiary) relating to the operation of the Company’s or any Company Subsidiary’s business and not for the primary purpose of raising equity capital; or (I) any office lease or equipment lease or similar equipment financing transaction in which the Company or any Company Subsidiary obtains from a lessor or vendor the use of such office space or equipment for its business.

(c) Additional Issuance Notices. The Company shall give written notice (an “Issuance Notice”) of any proposed issuance or sale described in Section 10.0l(a) to the Pre-emptive Members within five (5) Business Days following any meeting of the Board at which any such issuance or sale is approved. The Issuance Notice shall, if applicable, be accompanied by a written offer from any prospective purchaser seeking to purchase New Securities (a “Prospective Purchaser”) and shall set forth the material terms and conditions of the proposed issuance or sale, including:

(i) the number and description of the New Securities proposed to be issued and the percentage of the Company’s Units then outstanding on a Fully Diluted Basis (both in the aggregate and with respect to each class or series of Units proposed to be issued) that such issuance would represent;

(ii) the proposed issuance date, which shall be at least twenty (20) Business Days from the date of the Issuance Notice;

(iii) the proposed purchase price per unit of the New Securities; and

(iv) if the consideration to be paid by the Prospective Purchaser includes non-cash consideration, the Board’s good-faith determination of the Fair Market Value thereof.

The Issuance Notice shall also be accompanied by a current copy of the Members Schedule indicating the Pre-emptive Members’ holdings of Common Units in a manner that enables each Pre-emptive Member to calculate its Common Pro Rata Portion of any New Common Securities.

(d) Exercise of Pre-emptive Rights. Each Pre-emptive Member shall for a period of ten (10) Business Days following the receipt of an Issuance Notice (the “Exercise Period”) have the right to elect irrevocably to purchase all or any portion of its Common Pro Rata Portion of any New Securities, as applicable, at the respective purchase prices set forth in the Issuance Notice by delivering a written notice to the Company (an “Acceptance Notice”) specifying the number of New Securities it desires to purchase. If the delivery of an Acceptance Notice by a Pre-emptive Member shall be a binding and irrevocable offer by such Member to purchase the New Securities described therein. The failure of a Pre-emptive Member to deliver an Acceptance Notice by the end of the Exercise Period shall constitute a waiver of its rights under this Section 10.01 with respect to the purchase of such New Securities, but shall not affect its rights with respect to any future issuances or sales of New Securities.

(e) Over-allotment. No later than five (5) Business Days following the expiration of the Exercise Period, the Company shall notify each Pre-emptive Member in writing of the number of New Securities that each Pre-emptive Member has agreed to purchase (including, for the avoidance of doubt, where such number is zero) (the “Over-allotment Notice”). Each Pre-emptive Member exercising its rights to purchase its Applicable Pro Rata Portion of the New Securities in full (an “Exercising Member”) shall have a right of over-allotment such that if any other Pre-emptive Member has failed to exercise its right under this Section 10.01 to purchase its full Applicable Pro Rata Portion of the New Securities (each, a “Non-Exercising Member”), such Exercising Member may purchase its Applicable Pro Rata Portion of such Non Exercising Member’s allotment by giving written notice to the Company within five (5) Business Days of receipt of the Over-allotment Notice (the “Over-allotment Exercise Period”).

(f) Sales to the Prospective Purchaser. Following the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period, the Company shall be free to complete the proposed issuance or sale of New Securities described in the Issuance Notice with respect to which Pre-emptive Members declined to exercise the pre-emptive right set forth in this Section 10.01 on terms no less favorable to the Company than those set forth in the Issuance Notice (except that the amount of New Securities to be issued or sold by the Company may be reduced); provided. that: (i) such issuance or sale is closed within twenty (20) Business Days after the expiration of the Exercise Period and, if applicable, the Over-allotment Exercise Period (subject to the extension of such twenty (20) Business Day period for a reasonable time not to exceed forty (40) Business Days to the extent reasonably necessary to obtain any third-party approvals); and (ii) for the avoidance of doubt, the price at which the New Securities are sold to the Prospective Purchaser is at least equal to or higher than the purchase price described in the Issuance Notice. In the event the Company has not sold such New Securities within such time period, the Company shall not thereafter issue or sell any New Securities without first again offering such securities to the Members in accordance with the procedures set forth in this Section 10.01.

(g) Closing of the Issuance. The closing of any purchase by any Pre-emptive Member shall be consummated concurrently with the consummation of the issuance or sale described in the Issuance Notice. Upon the issuance or sale of any New Securities in accordance with this Section 10.01, the Company shall deliver the New Securities free and clear of any liens (other than those arising hereunder and those attributable to the actions of the purchasers thereof), and the Company shall so represent and warrant to the purchasers thereof, and further represent and warrant to such purchasers that such New Securities shall be, upon issuance thereof to the Exercising Members and after payment therefor, duly authorized, validly issued, fully paid and non-assessable. The Company, in the discretion of the Board pursuant to Section 3.05(a), may deliver to each Exercising Member certificates evidencing the New Securities. Each Exercising Member shall deliver to the Company the purchase price for the New Securities purchased by it by certified or bank check or wire transfer of immediately available funds. Each party to the purchase and sale of New Securities shall take all such other actions as may be reasonably necessary to consummate the purchase and sale including, without limitation, entering into such additional agreements as may be necessary or appropriate.

(h) Waiver of Pre-emptive Right. Any pre-emptive right granted under this Section 10.01 may be waived by any or all series or classes of Common Units, upon a majority vote of the holders of such Units.

Article XI
TRANSFER

Section 11.01 General Restrictions on Transfer.

(a) Each Member acknowledges and agrees that, until the consummation of a Qualified Public Offering, such Member (or any Permitted Transferee of such Member) shall not Transfer any Units or Unit Equivalents except as permitted pursuant to Section 11.02 or in accordance with the procedures described in Section 11.03 through Section 11.06, as applicable. Notwithstanding the foregoing or anything in this Agreement to the contrary,

(i) Transfers of Incentive Units shall not be permitted prior to the consummation of a Qualified Public Offering except:

(A)	pursuant to Section 11.02;

(B)	when required of a Drag along Member pursuant to Section 11.04;

(C)	as set forth in Section 11.06; or

(D)	as set forth in the Incentive Plan or applicable Award Agreement.

(b) Notwithstanding any other provision of this Agreement (including Section 11.02), prior to the consummation of a Qualified Public Offering, each Member agrees that it will not, directly or indirectly, Transfer any of its Units or Unit Equivalents, and the Company agrees that it shall not issue any Units or Unit Equivalents:

(i) except as permitted under the Securities Act and other applicable federal or state securities or blue sky laws, and then, with respect to a Transfer of Units or Unit Equivalents, if requested by the Company, only upon delivery to the Company of an opinion of counsel in form and substance satisfactory to the Company to the effect that such Transfer may be effected without registration under the Securities Act;

(ii) if such Transfer or issuance would cause the Company to be considered a “publicly traded partnership” under Section 7704(b) of the Code within the meaning of Treasury Regulation Section 1.7704-l(h)(l)(ii), including the look-through rule in Treasury Regulation Section 1.7704-l(h.)(3);

(iii) if such Transfer or issuance would affect the Company’s existence or qualification as a limited liability company under the Delaware Act;

(iv) if such Transfer or issuance would cause the Company to lose its status as a partnership for federal income tax purposes;

(v) if such Transfer or issuance would cause a termination of the Company for federal income tax purposes;

(vi) if such Transfer or issuance would cause the Company or any of the Company Subsidiaries to be required to register as an investment company under the Investment Company Act of 1940, as amended; or

(vii) if such Transfer or issuance would cause the assets of the Company or any of the Company Subsidiaries to be deemed “Plan Assets” as defined under the Employee Retirement Income Security Act of 1974 or its accompanying regulations or result in any “prohibited transaction” thereunder involving the Company or any Company Subsidiary.

In any event, the Board may refuse the Transfer to any Person if such Transfer would have a material adverse effect on the Company as a result of any regulatory or other restrictions imposed by any Governmental Authority.

(c) Any Transfer or attempted Transfer of any Units or Unit Equivalents in violation of this Agreement shall be null and void, no such Transfer shall be recorded on the Company’s books and the purported Transferee in any such Transfer shall not be treated (and the purported Transferor shall continue be treated) as the owner of such Units or Unit Equivalents for all purposes of this Agreement.

(d) For the avoidance of doubt, any Transfer of Units or Unit Equivalents permitted by Section 11.02 or made in accordance with the procedures described in Section 11.03 through Section 11.06, as applicable, and purporting to be a sale, transfer, assignment or other disposal of the entire Membership Interest represented by such Units or Unit Equivalents, inclusive of all the rights and benefits applicable to such Membership Interest as described in the definition of the term “Membership Interest,” shall be deemed a sale, transfer, assignment or other disposal of such Membership Interest in its entirety as intended by the parties to such Transfer, and shall not be deemed a sale, transfer, assignment or other disposal of any less than all of the rights and benefits described in the definition of the term “Membership Interest,” unless otherwise explicitly agreed to by the parties to such Transfer.

Section 11.02 Permitted Transfers.

(a) The provisions of Section 11.01(a), Section 11.03, Section 11.04 (with respect to the Dragging Member only) and Section 11.05 shall not apply to any of the following Transfers by any Member of any of its Units or Unit Equivalents:

(i) With respect to Sponsor, to (i) any Affiliate of Sponsor, (ii) in the event of a winding up of Sponsor, any of its members in accordance with its constitutive documents (iii) any spouse, former spouse, parent, siblings, descendants (including adoptive relationships and stepchildren) and the spouses of each such natural persons (“Sponsor Family Member”) of any member, partner, officer or equity holder of Sponsor (collectively, “Sponsor Member”), (iv) a trust under which the distribution of Units may be made to such Sponsor Member and/or any Sponsor Family Member, (v) a charitable remainder trust, the income from which will be paid to such Sponsor Member or Sponsor Family Member during his life, (vi) a corporation, partnership or limited liability company, the stockholders, partners or members of which are such Sponsor Members and/or Sponsor Family Members, (vii) any other estate planning vehicle (e.g., trust or foundation) for a Sponsor Member or Sponsor Family Member or (viii) by will or by the laws of intestate succession, to such Sponsor Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, that any Sponsor Member who Transfers Units shall remain bound by the provisions of Section 11.01; provided, that such transferee, together with the equity interest holders (if such transferee is an entity) and trustors, trustees, and beneficiaries (if such transferee is a trust or estate planning vehicle), agrees to be bound by the terms of this Agreement; or

(ii) With respect to any Management Member, to (i) such Management Member’s spouse, parent, siblings, descendants (including ·adoptive relationships and stepchildren) and the spouses of each such natural persons (collectively, “Family Members”), (ii) a trust under which the distribution of Units may be made only to such Management Member and/or any Family Member of such Management Member, (iii) a charitable remainder trust, the income from which will be paid to such Management Member during his life, (iv) a corporation, partnership or limited liability company, the stockholders, partners or members of which are only such Management Member and/or Family Members of such Management Member, or (v) by will or by the laws of intestate succession, to such Management Member’s executors, administrators, testamentary trustees, legatees or beneficiaries; provided, that any Management Member who Transfers Units shall remain bound by the provisions of Section 11.01; or

(iii) To Service Providers or other agents of the Company or to Service Providers in privity to Series A Members or Series B Members, with the written consent of a majority of the Board, which consent shall not be unreasonably withheld; provided, however, that such transferee agrees in writing to be bound by this Agreement; or

(iv) Pursuant to a Public Offering.

(b) Notwithstanding the forgoing, as to any Permitted Transfer by a Sponsor or an Affiliate of Sponsor and as to any Permitted Transfer by the Founder or any Affiliate of the Founder (or subsequent Permitted Transfer by a transferee of any of the forgoing), it is understood that such transfer shall only occur if at all times; even after such transfers, that the voting authority and power related to any such transferred Units shall remain with (i) in the case of the Sponsor (x) Donald Soffer, or if he is unable to exercise voting authority as a result of death, incapacity or disability then (y) Jeffrey Soffer and (ii) in the case of the Founder (x) Dr. Joshua M. Hare, M.D., or if he is unable to exercise voting authority as a result of death, incapacity or disability then (y) to such individual designated in writing by the Founder with in (45) forty five days of the effective date of the Agreement; who must be reasonably acceptable to the Sponsor (acceptance cannot be unreasonably withheld or delayed), as updated from time to time, and recorded with the Company, subject to Sponsor approval.

(c) No transfer under this Section 11.02 shall impact the Sponsor’s agreements under Sections 5.01 and 5.02.

Section 11.03 Right of First Refusal.

(a) Offered Units.

(i) At any time prior to the end of Phase III clinical trials of the first product of the Company, and subject to the terms and conditions specified in Section 11.01, Section 11.02 and this Section 11.03, each Member holding Common Units (as applicable), shall have a right of first refusal if any other Member (the “Offering Member”) receives a bona fide offer that the Offering Member desires to accept to Transfer all or any portion of the Common Units (or applicable Unit Equivalents) (the “Offered Common Units”) it owns.

(ii) As used herein, the term “Applicable Offered Units” shall mean the Offered Common Units with respect to those Members holding Common Units (or applicable Unit Equivalents) (the “Applicable Offered Common Units”). As used herein, the term “Applicable ROFR Rightholders” shall mean, in the case of a proposed Transfer of Common Units (or applicable Unit Equivalents), all Members other than the Offering Member holding Common Units (or applicable Unit Equivalents); provided, that in the case of the Sponsor, in each case, Applicable ROFR Rightholder shall include the Sponsor and each of its Affiliates (including funds and other investment vehicles that have affiliated but not identical managing members or general partners).

(b) Offering; Exceptions. Each time the Offering Member receives an offer for a Transfer of any of its Common Units (or applicable Unit Equivalents) (other than Transfers that (i) are permitted by Section 11.02, (ii) are proposed to be made by a Dragging Member or required to be made by a Drag-along Member pursuant to Section 11.04, or (iii) are made by a Tag-along Member upon the exercise of its tag-along right pursuant to Section 11.05 after Applicable ROFR Rightholders have declined to exercise their rights in full under this Section 11.03), the Offering Member shall first make an offering of the Offered Units to the Applicable ROFR Rightholders, all in accordance with the following provisions of this Section 11.03, prior to Transferring such Offered Units to the proposed purchaser.

(c) Offer Notice.

(i) The Offering Member shall, within five (5) Business Days of receipt of the Transfer offer, give written notice (the “Offering Member Notice”) to the Applicable ROFR Rightholders stating that it has received a bona fide offer for a Transfer of its Common Units (or applicable Unit Equivalents) and specifying:

(A)	the number of Offered Common Units to be Transferred by the Offering Member;

(B)	the proposed date, time and location of the closing of the Transfer, which shall not be less than 60 (sixty) days from the date of the Offering Member Notice;

(C)	the purchase price per Applicable Offered Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(D)	the name of the Person who has offered to purchase such Offered Units.

(ii) The Offering Member Notice shall constitute the Offering Member’s offer to Transfer the Offered Units to the Applicable ROFR Rightholders, which offer shall be irrevocable until the end of the ROFR Rightholder Option Period described in Section 11.03(d)(ii).

(iii) By delivering the Offering Member Notice, the Offering Member represents and warrants to each Applicable ROFR Rightholder that;

(A)	the Offering Member has full right, title and interest in and to the Offered Units;

(B)	the Offering Member has all the necessary power and authority and has taken all necessary action to Transfer such Offered Units as contemplated by this Section 11.03; and

(C)	the Offered Units are free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(d) Exercise of Right of First Refusal.

(i) Upon receipt of the Offering Member Notice, each Applicable ROFR Rightholder shall have the right to purchase the Applicable Offered Units in the following manner: the Applicable ROFR Rightholders shall have the right to purchase the Applicable Offered Units, in accordance with the procedures set forth in Section 11.03(d)(ii). Notwithstanding the foregoing, the Applicable ROFR Rightholders may only exercise their right to purchase the Offered Units if, after giving effect to all elections made under this Section 11.03(d), no less than all of the Offered Units will be purchased by the Applicable ROFR Rightholders.

(ii) The right of the Applicable ROFR Rightholders to purchase any Offered Units shall be exercisable with the delivery of a written notice (the “Member ROFR Exercise Notice”) by the Applicable ROFR Rightholders to the Offering Member within thirty (30) Business Days of receipt of the Offering Member Notice (the “ROFR Rightholder Option Period”) stating the number (including where such number is zero) and type of Offered Units the ROFR Rightholder elects irrevocably to purchase on the terms and respective purchase prices set forth in the Offering Member Notice. The Member ROFR Exercise Notice shall be binding upon delivery and irrevocable by the Company. In the event that more than one Applicable ROFR Rightholder exercises the right to purchase such offered equity interests, the offered equity interests shall be sold to such ROFR Rightholders on a pari passu basis.

(iii) The failure of any Applicable ROFR Rightholder to deliver a Member ROFR Exercise Notice by the end of the ROFR Rightholder Option Period, shall constitute a waiver of their respective rights of first refusal under this Section 11.03 with respect to the Transfer of Offered Units, but shall not affect their respective rights with respect to any future Transfers.

(e) Consummation of Sale. In the event that the Applicable ROFR Rightholders shall have, in the aggregate, exercised their respective rights to purchase all and not less than all of the Offered Units, then the Offering Member shall sell such Offered Units to the Applicable ROFR Rightholders, and the Applicable ROFR Rightholders, as the case may be, shall purchase such Offered Units, within sixty (60) days following the expiration of the ROFR Rightholder Option Period (which period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority), Each Member shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 11.03(e), including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate. At the closing of any sale and purchase pursuant to this Section 11.03(e), the Offering Member shall deliver to the participating Applicable ROFR Rightholders certificates (if any) representing the Offered Units to be sold, free and clear of any liens or encumbrances (other than those contained in this Agreement) accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the purchase price therefor from such Applicable ROFR Rightholders by certified or official bank check or by wire transfer of immediately available funds.

(f) Sale to Proposed Purchaser. In the event that the Applicable ROFR Rightholders shall not have collectively elected to purchase all of the Offered Units, then, provided the Offering Member has also complied with the provisions of Section 11.05, to the extent applicable, the Offering Member may Transfer all of such Offered Units, at a price per Applicable Offered Unit not less than specified in the Offering Member Notice and on other terms and conditions which are not materially more favorable in the aggregate to the proposed purchaser than those specified in the Offering Member Notice, but only to the extent that such Transfer occurs within ninety (90) days after expiration of the ROFR Rightholder Option Period. Any Offered Units not Transferred within such 90-day period will be subject to the provisions of this Section 11.03 upon subsequent Transfer.

Section 11.04 Drag-along Rights.

(a) Participation. At any time prior to the consummation of a Qualified Public Offering, if one or more Members (together with their respective Permitted Transferees) holding no less than eighty-six percent (86%) of all the Common Units (such Member or Members, the “Dragging Member”) proposes to consummate, in one transaction or a series of related transactions, a Change of Control (a “Drag-along Sale”), the Dragging Member shall have the right, after delivering the Drag-along Notice in accordance with Section 11.04(c) and subject to compliance with Section 11.04(d), to require that each other Member (each, a “Drag-along Member”) participate in such sale (including, if necessary, by converting their Unit Equivalents into the Units to be sold in the Drag along Sale) in the manner set forth in Section 11.04(b).

(b) Sale of Units. Subject to compliance with Section 11.04(d):

(i) If the Drag-along Sale is structured as a sale resulting in a majority of the Common Units of the Company on a Fully Diluted Basis being held by a Third Party Purchaser, then each Drag-along Member shall sell, with respect to each class or series of Units proposed by the Dragging Member to be included in the Drag-along Sale, the number of Units and/or Unit Equivalents of such class or series (with Common Units and Incentive Units treated as one class for this purpose) equal to the product obtained by multiplying (i) the number of applicable Units on a Fully Diluted Basis held by such Drag-along Member (with Common Units and Incentive Units treated as one class) by (ii) a fraction (x) the numerator of which is equal to the number of applicable Units on a Fully Diluted Basis that the Dragging Member proposes to sell in the Drag-along Sale (with Common Units and Incentive Units treated as one class) and (y) the denominator of which is equal to the number of applicable Units on a Fully Diluted Basis held by the Dragging Member at such time (with Common Units and Incentive Units treated as one class); and

(ii) If the Drag-along Sale is structured as a sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries or as a merger, consolidation, recapitalization, or reorganization of the Company or other transaction requiring the consent or approval of the Members. then notwithstanding anything to the contrary in this Agreement (including Section 4.06), each Drag-along Member shall vote in favor of the transaction and otherwise consent to and raise no objection to such transaction, and shall take all actions to waive any dissenters’, appraisal or other similar rights that it may have in connection with such transaction. The Distribution of the aggregate consideration of such transaction shall be made in accordance with Section 14.03(c).

(c) Sale Notice. The Dragging Member shall exercise its rights pursuant to this Section 11.04 by delivering a written notice (the “Drag-along Notice”) to the Company and each Drag-along Member no more than ten (10) Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Drag-along Sale and, in any event, no later than twenty (20) Business Days prior to the closing date of such Drag-along Sale. The Drag-along Notice shall make reference to the Dragging Members’ rights and obligations hereunder and shall describe in reasonable detail:

(i) The name of the person or entity to whom such Units are proposed to be sold;

(ii) The proposed date, time and location of the closing of the sale;

(iii) The number of each class or series of Units to be sold by the Dragging Member, the proposed amount of consideration for the Drag along Sale and the other material terms and conditions of the Drag-along Sale, including a description of any non-cash consideration in sufficient detail to permit the valuation thereof and including, if available, the purchase price per Unit of each applicable class or series (which may take into account the Profits Interest Hurdle of any Incentive Units to be sold); and

(iv) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Conditions of Sale. The obligations of the Drag along Members in respect of a Drag-along Sale under this Section 11.04 are subject to the satisfaction of the following conditions:

(i) The consideration to be received by each Drag-along Member shall be the same form and amount of consideration to be received by the Dragging Member per Unit of each applicable class or series (the Distribution of which shall be made in accordance with Section 11.04(b)) and the terms and conditions of such sale shall, except as otherwise provided in Section 11.04(d)(iii), be the same as those upon which the Dragging Member sells its Units;

(ii) If the Dragging Member o:r any Drag-along Member is given an option as to the form and amount of consideration to be received, the same option shall be given to all Drag-along Members; and

(iii) Each Drag-along Member shall execute the applicable purchase agreement; if applicable, and make or provide the same representations, warranties, covenants, indemnities and agreements as the Dragging Member makes or provides in connection with the Drag-along Sale; provided, that each Drag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Drag-along Member, and other matters relating to such Drag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Dragging Member and each Drag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Dragging Member and each Drag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Dragging Member and each such Drag-along Member in connection with the Drag-along Sale.

(e) Cooperation. Each Drag-along Member shall take all actions as may be reasonably necessary to consummate the Drag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Dragging Member, but subject to Section 11.04(d)(iii).

(f) Expenses. The fees and expenses of the Dragging Member incurred in connection with a Drag-along Sale and for the benefit of all Drag-along Members (it being understood that costs incurred by or on behalf of a Dragging Member for its sole benefit will not be considered to be for the benefit of all Drag-along Members), to the extent not paid or reimbursed by the Company or the Third Party Purchaser, shall be shared by the Dragging Member and all the Drag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Drag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Drag-along Sale.

(g) Consummation of Sale. The Dragging Member shall have ninety (90) days following the date of the Drag-along Notice in which to consummate the Drag along Sale, on the terms set forth in the Drag-along Notice (which 90-day period may be extended for a reasonable time not to exceed one-hundred and twenty (120) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Dragging Member has not completed the Drag-along Sale) the Dragging Member may not then exercise its rights under this Section 11.04 without again fully complying with the provisions of this Section 11.04.

Section 11.05 Tag-along Rights.

(a) Participation. At any time prior to the consummation of a Qualified Public Offering, and subject to the terms and conditions specified in Section 11.01, Section 11.02 and Section 11.03; if any Member (the “Selling Member”) proposes to Transfer any of its Common Units (or any Unit Equivalents of such Units) to any Person (a “Proposed Transferee”), each other Member (each; a “Tag-along Member”) shall be permitted to participate in such sale (a “Tag-along Sale”) on the terms and conditions set forth in this Section 11.05.

(b) Application of Transfer Restrictions. The provisions of this Section 11.05 shall only apply to Transfers in which:

(i) The Applicable ROFR Rightholders have not exercised their rights in full under Section 11.03 to purchase all of the Offered Units; and

(ii) The Dragging Member has elected to not exercise its drag-along right under Section 11.04.

(c) Sale Notice. Prior to the consummation of any Transfer of Common Units (or any Unit Equivalents of such Units) qualifying under Section 11.05(b), and after satisfying its obligations pursuant to Section 11.03, the Selling Member shall deliver to the Company and each other Member holding Units (or any Unit Equivalents of such Units) of the class or series proposed to be Transferred a written notice (a “Sale Notice”) of the proposed Tag-along Sale as soon as practicable following the expiration of the ROFR Rightholder Option Period, and in no event later than five (5) Business Days thereafter. The Sale Notice shall make reference to the Tag-along Members’ rights hereunder and shall describe in reasonable detail:

(i) The aggregate number of Common Units (or any Unit Equivalents of such Units) the Proposed Transferee has offered to purchase;

(ii) The identity of the Proposed Transferee;

(iii) The proposed date, time and location of the closing of the Tag-along Sale;

(iv) The purchase price per applicable Unit (which shall be payable solely in cash) and the other material terms and conditions of the Transfer; and

(v) A copy of any form of agreement proposed to be executed in connection therewith.

(d) Exercise of Tag-along Right.

(i) The Selling Member and each Tag-along Member timely electing to participate in the Tag-along Sale pursuant to Section 11.05(d)(ii) shall have the right to Transfer in the Tag along Sale the number of Common Units (and applicable Unit Equivalents, if any), as the case may be, equal to the product of (x) the aggregate number of Common Units (and applicable Unit Equivalents), as the case may be, that the Proposed Transferee proposes to buy as stated in the Sale Notice and (y) a :fraction (A) the numerator of which is equal to the number of Common Units, as the case may be, on a Fully Diluted Basis then held by the applicable Member, and (B) the denominator of which is equal to the number of Common Units, as the case may be, on a Fully Diluted Basis then held by the Selling Member and all of the Tag-along Members timely electing to participate in the Tag-along Sale pursuant to Section 11.05(d)(ii) (such amount with respect to the Common Units (and applicable Unit Equivalents, if any), the “Common Tag-along Portion.”

(ii) Each Tag-along Member shall exercise its right to participate in a Tag-along Sale by delivering to the Selling Member a written notice (a “Tag along Notice”) stating its election to do so and specifying the number of Common Units and/or Unit Equivalents (up to its Common Tag-along Portion), as the case may be, to be Transferred by it no later than ten (10) Business Days after receipt of the Sale Notice (the “Tag-along Period”).

(iii) The offer of each Tag-along Member set forth in a Tag-along Notice shall be irrevocable, and, to the extent such offer is accepted, such Tag-along Member shall be bound and obligated to consummate the Transfer on the terms and conditions set forth in this Section 11.05.

(e) Waiver. Each Tag-along Member who does not deliver a Tag-along Notice in compliance with Section 11.05(d)(ii) shall be deemed to have waived all of such Tag-along Member’s rights to participate in the Tag-along Sale with respect to the Common Units (and/or Unit Equivalents) owned by such Tag-along Member, and the Selling Member shall (subject to the rights of any other participating Tag-along Member) thereafter be free to sell to the Proposed Transferee the Units and/or Unit Equivalents identified in the Sale Notice at a per Unit price that is no greater than the applicable per Unit price set forth in the Sale Notice and on other terms and conditions which are not, either individually or in the aggregate, materially more favorable to the Selling Member than those set forth in the Sale Notice, without any further obligation to the non-accepting Tag-along Members.

(f) Conditions of Sale.

(i) Each Member participating in the Tag-along Sale shall receive the same consideration per Common Unit, as the case may be, after deduction of such Member’s proportionate share of the related expenses in accordance with Section 11.05(h) below.

(ii) Tag-along Member shall make or provide the same representations, warranties, covenants, indemnities and agreements as the Selling Member makes or provides in connection with the Tag along Sale; provided, that each Tag-along Member shall only be obligated to make individual representations and warranties with respect to its title to and ownership of the applicable Units, authorization, execution and delivery of relevant documents, enforceability of such documents against the Tag-along Member, and other matters relating to such Tag-along Member, but not with respect to any of the foregoing with respect to any other Members or their Units; provided, further, that all representations, warranties, covenants and indemnities shall be made by the Selling Member and each Tag-along Member severally and not jointly and any indemnification obligation shall be pro rata based on the consideration received by the Selling Member and each Tag-along Member, in each case in an amount not to exceed the aggregate proceeds received by the Selling Member and each such Tag-along Member in connection with the Tag-along Sale.

(iii) Each holder of then currently exercisable Unit Equivalents with respect to a class or series of Units proposed to be Transferred in a Tag-along Sale shall be given an opportunity to convert such Unit Equivalents into the applicable class or series of Units prior to the consummation of the Tag-along Sale and participate in such sale as holders of such class or series of Units.

(g) Cooperation. Each Tag-along Member shall take all actions as may be reasonably necessary to consummate the Tag-along Sale, including, without limitation, entering into agreements and delivering certificates and instruments, in each case, consistent with the agreements being entered into and the certificates being delivered by the Selling Member, but subject to Section 11.05(f)(ii).

(h) Expenses. The fees and expenses of the Selling Member incurred in connection with a Tag-along Sale and for the benefit of all Tag-along Members (it being understood that costs incurred by or on behalf of a Selling Member for its sole benefit will not be considered to be for the benefit of all Tag-along Members), to the extent not paid or reimbursed by the Company or the Proposed Transferee, shall be shared by the Selling Member and all the participating Tag-along Members on a pro rata basis, based on the consideration received by each such Member; provided, that no Tag-along Member shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Tag-along Sale.

(i) Consummation of Sale. The Selling Member shall have sixty (60) days following the expiration of the Tag-along Period in which to consummate the Tag-along Sale, on terms not more favorable to the Selling Member than those set forth in the Tag along Notice (which such 60-day period may be extended for a reasonable time not to exceed ninety (90) days to the extent reasonably necessary to obtain required approvals or consents from any Governmental Authority). If at the end of such period the Selling Member has not completed the Tag-along Sale, the Selling Member may not then effect a Transfer that is subject to this Section 11.05 without again fully complying with the provisions of this Section 11.05.

(j) Transfers in Violation of the Tag along Right. If the Selling Member sells or otherwise Transfers to the Proposed Transferee any of its Units in breach of this Section 11.05, then each Tag-along Member shall have the right to sell to the Selling Member, and the Selling Member undertakes to purchase from each Tag-along Member, the number of Units of each applicable class or series that such Tag-along Member would have had the right to sell to the Proposed Transferee pursuant to this Section 11.05, for a per Unit amount and form of consideration and upon the terms and conditions on which the Proposed Transferee bought such Units from the Selling Member, but without indemnity being granted by any Tag-along Member to the Selling Member; provided, that nothing contained in this Section 11.05(j) shall preclude any Member from seeking alternative remedies against such Selling Member as a result of its breach of this Section 11.05. The Selling Member shall also reimburse each Tag-along Member for any and all reasonable and documented out-of-pocket fees and expenses, including reasonable legal fees and expenses, incurred pursuant to the exercise or the attempted exercise of the Tag-along Member’s rights under this Section 11.05(j).

Section 11.06 Incentive Units Call Right.

(a) Call Right. At any time prior to the consummation of a Qualified Public Offering or a Change of Control, following the termination of employment or other engagement of any Service Provider with the Company or any of the Company Subsidiaries, the Company may, at its election, require the Service Provider and any or all of such Service Provider’s Permitted Transferees to sell to the Company all or any portion of such Service Provider’s Incentive Units at the following respective purchase prices:

(i) For the Restricted Incentive Units, under all circumstances of termination, a price equal to the lesser of their Fair Market Value and their Initial Cost (the “Cause Purchase Price”).

(ii) For the Unrestricted Incentive Units, their Cause Purchase Price, in the event of:

(A)	the termination of such Service Provider’s employment or other engagement by the Company or any of the Company Subsidiaries for Cause; or

(B)	the resignation of such Service Provider for any reason other than Good Reason at any time prior to the fifth anniversary of the date hereof (or if later, the date that such Service Provider began his employment or other engagement with the Company or Company Subsidiary).

(iii) For the Unrestricted Incentive Units, a price equal to their Fair Market Value, in the event of:

(A)	the termination of such Service Provider’s employment or other engagement by the Company or any of the Company Subsidiaries for a reason other than for Cause;

(B)	the resignation of such Service Provider at any time for Good Reason;

(C)	the resignation of such Service Provider for any reason other than Good Reason at any time following the fifth anniversary of the date hereof (or if later, the date that such Service Provider began his employment or other engagement with the Company or Company Subsidiary); or

(D)	the dissolution, death or Disability of such Service Provider.

(b) Procedures.

(i) If the Company desires to exercise its right to purchase Incentive Units pursuant to this Section 11.06, the Company shall deliver to the Service Provider, within ninety (90) days after the termination of such Service Provider 1s employment or other engagement, a written notice (the “Repurchase Notice”) specifying the number of Incentive Units to be repurchased by the Company (the “Repurchased Incentive Units”) and the purchase price therefor in accordance with Section 11.06(a).

(ii) Each applicable Service Provider shall, at the closing of any purchase consummated pursuant to this Section 11.06, represent and warrant to the Company that:

(A)	such Service Provider has full right, title and interest in and to the Repurchased Incentive Units;

(B)	such Service Provider has all the necessary power and authority and has taken all necessary action to sell such Repurchased Incentive Units as contemplated by this Section 11.06; and

(C)	the Repurchased Incentive Units are: free and clear of any and all liens other than those arising as a result of or under the terms of this Agreement.

(iii) Subject to Section 11.06(c) below, the closing of any sale of Repurchased Incentive Units pursuant to this Section 11.06 shall take place no later than thirty (30) days following receipt by the Service Provider of the Repurchase Notice. Subject to the existence of any Delay Condition, the Company shall pay the Call Purchase Price for the Repurchased Incentive Units by certified or official bank check or by wire transfer of immediately available funds. The Company shall give the Service Provider at least ten (10) days’ written notice of the date of closing, which notice shall include the method of payment selected by the Company.

(c) Delay Condition. Notwithstanding the provisions of Section 11.06(b)(iii), the Company shall not be obligated to repurchase any Incentive Units if there exists a Delay Condition. In such event, the Company shall notify the Service Provider in writing as soon as practicable of such Delay Condition and the Company may thereafter:

(i) Defer the closing and pay the Call Purchase Price at the earliest practicable date on which no Delay Condition exists, in which case, the Call Purchase Price shall accrue interest at the Company Interest Rate from the latest date that the closing could have taken place pursuant to Section 11.06(b)(iii) above (the “Intended Call Closing Date”) to the date the Call Purchase Price is actually paid; or

(ii) Pay the Call Purchase Price with a subordinated note (fully subordinated in right of payment and exercise of remedies to the lenders’ rights under any Financing Document) bearing interest at the Company Interest Rate .from the Intended Call Closing Date until paid in full.

(d) Cooperation. The Service Provider shall take all actions as may be reasonably necessary to consummate the sale contemplated by this Section 11.06, including, without limitation, entering into agreements and delivering certificates and instruments and consents as may be deemed necessary or appropriate.

(e) Closing. At the closing of any sale and purchase pursuant to this Section 11.06, the Service Provider shall deliver to the Company a certificate or certificates representing the Incentive Units to be sold (if any), accompanied by evidence of transfer and all necessary transfer taxes paid and stamps affixed, if necessary, against receipt of the Call Purchase Price.

Article XII
COVENANTS

Section 12.01 Confidentiality.

(a) Each Management Member acknowledges that during the term of this Agreement, he will have access to and become acquainted with trade secrets, proprietary information and confidential information belonging to the Company, the Company Subsidiaries and their Affiliates that are not generally known to the public, including, but not limited to, information concerning business plans, .financial statements and other information provided pursuant to this Agreement, operating practices and methods, expansion plans, strategic plans, marketing plans, contracts, customer lists or other business documents which the Company treats as confidential, in any format whatsoever (including oral, written, electronic or any other form or medium) (collectively, “Confidential Information”). In addition, each Management Member acknowledges that; (i) the Company has invested, and continues to invest, substantial time, expense and specialized knowledge in developing its Confidential Information; (ii) the Confidential Information provides the Company with a competitive advantage over others in the marketplace; and (iii) the Company would be irreparably harmed if the Confidential Information were disclosed to competitors or made available to the public. Without limiting the applicability of any other agreement to which any Management Member is subject; no Management Member shall, directly or indirectly, disclose or use (other than solely for the purposes of such Management Member monitoring and analyzing his investment in the Company or performing his duties as a Manager, Officer, employee, consultant or other service provider of the Company) at any time, including, without limitation, use for personal, commercial or proprietary advantage or profit, either during his association or employment with the Company or thereafter, any Confidential Information of which such Management Member is or becomes aware. Each Management Member in possession of Confidential Information shall take all appropriate steps to safeguard such information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) Nothing contained in Section 12.01(a) shall prevent any Management Member from disclosing Confidential Information: (i) upon the order of any court or administrative agency; (ii) upon the request or demand of any regulatory agency or authority having jurisdiction over such Management Member; (iii) to the extent compelled by legal process or required or requested pursuant to subpoena, interrogatories or other discovery requests; (iv) to the extent necessary in connection with the exercise of any remedy hereunder; (v) to other Members; (vi) to such Management Member’s Representatives who, in the reasonable judgment of such Management Member, need to know such Confidential Information and agree to be bound by the provisions of this Section 12.01 as if a Management Member; or (vii) to any potential Permitted Transferee in connection with a proposed Transfer of Units from such Management Member, as long as such Transferee agrees to be bound by the provisions of this Section 12.01 as if a Management Member; provided, that in the case of clause (i) (ii) or (iii), such Management Member shall notify the Company and other Members of the proposed disclosure as far in advance of such disclosure as practicable (but in no event make any such disclosure before notifying the Company and other Members) and use reasonable efforts to ensure that any Confidential Information so disclosed is accorded confidential treatment satisfactory to the Company, when and if available.

(c) The restrictions of Section 12.01(a) shall not apply to Confidential Information that: (i) is or becomes generally available to the public other than as a result of a disclosure by a Management Member in violation of this Agreement; (ii) is or becomes available to a Management Member or any of its Representatives on a non-confidential basis prior to its disclosure to the receiving Management Member and any of its Representatives in compliance with this Agreement; (iii) is or has been independently developed or conceived by such Management Member without use of Confidential Information; or (iv) becomes available to the receiving Management Member or any of its Representatives on a non-confidential basis from a source other than the Company, any other Member or any of their respective Representatives; provided, that such source is not known by the recipient of the Confidential Information to be bound by a confidentiality agreement with the disclosing Member or any of its Representatives.

Section 12.02 Non-compete; Non-solicit.

(a) Non-compete. In light of each Management Member’s access to Confidential Information and position of trust and confidence with the Company. each Management Member hereby agrees that, during the period of his continued employment or other engagement with the Company or any Company Subsidiary and for a period of two (2) years, naming consecutively, beginning on the last day of the Management Member’s employment or other engagement with the Company or any Company Subsidiary for any reason or no reason (the “Restricted Period”), such Management Member shall not (x) render services or give advice to, or affiliate with (as employee, partner, consultant or otherwise), or (y) directly or indirectly through one or more of any of their respective Affiliates, own, manage, operate, control or participate in the ownership, management, operation or control of; any Competitor or any division or business segment of any Competitor; provided, that nothing in this Section 12.02(a) shall prohibit such Management Member or any of his Permitted Transferees or any of their respective Affiliates from acquiring or owning, directly or indirectly:

(i) Up to 2% of the aggregate voting securities of any Competitor that is a publicly traded Person; or

(ii) Up to 2% of the aggregate voting securities of any Competitor that is not a publicly traded Person, so long as neither such Management Member nor any of its Permitted Transferees, directly or indirectly through one or more of their respective Affiliates, designates a member of the board of directors (or similar body) of such Competitor or its Affiliates or is granted any other governance rights with respect to such Competitor or its Affiliates (other than customary governance rights granted in connection with the ownership of debt securities).

For purposes of this Section 12.02(a), “Competitor” means any other Person engaged, directly or indirectly, in whole or in part, in the same or similar business as the Company, including those engaged in the business of the research, development, commercialization, sales, or marketing of any stem-cell therapy or product in the whole of the world. As of the date of this Agreement, the Persons regarded by the Company as its primary, but not exclusive, competitors are listed on Schedule C attached hereto.

(b) Non-solicit of Employees. In light of each Management Member’s access to Confidential Information and position of trust and confidence with the Company, each Management Member further agrees that, during the Restricted Period, he shall not, directly or indirectly through one or more of any of their respective Affiliates, hire or solicit) or encourage any other Person to hire or solicit, any individual who has been employed by the Company or any Company Subsidiary within one (1) year prior to the date of such hiring or solicitation, or encourage any such individual to leave such employment. This Section 12.02(b) shall not prevent a Management Member from hiring or soliciting any employee or former employee of the Company or any Company Subsidiary who responds to a general solicitation that is a public solicitation of · prospective employees and not directed specifically to any Company or Company Subsidiary employees.

(c) Non-solicit of Clients. In light of each Management Member’s access to Confidential Information and position of trust and confidence with the Company, each Management Member further agrees that, during the Restricted Period, he shall not, directly or indirectly through one or more of any of their respective Affiliates, solicit or entice, or attempt to solicit or entice, any clients, customers or suppliers of the Company or any Company Subsidiary for purposes of diverting their business or services from the Company.

(d) Blue Pencil. If any court of competent jurisdiction determines that any of the covenants set forth in this Section 12.02, or any part thereof: is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to modify any such unenforceable provision in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Section 12.02 or by making such other modifications as it deems warranted to carry out the intent and agreement of the patties as embodied herein to the maximum extent permitted by Applicable Law. The parties hereto expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

Section 12.03 Other Business Activities. The parties hereto expressly acknowledge and agree that: (i) Sponsor and its Affiliates are permitted to have, and may presently or in the future have, investments or other business relationships, ventures, agreements or arrangements with entities engaged in the business of the Company, other than through the Company and the Company Subsidiaries (an “Other Business”); (ii) the Sponsor and its Affiliates have or may develop a strategic relationship with businesses that are or may be competitive with the Company and the Company Subsidiaries; (iii) none of the Sponsor or its Affiliates will be prohibited by virtue of the Sponsor’s investment in the Company from pursuing and engaging in any such activities; (iv) none of the Sponsor or its Affiliates will be obligated to :inform the Company or any Management Member of any such opportunity, relationship or investment (a “Company Opportunity”) or to present Company Opportunity, and the Company hereby renounces any interest in a Company Opportunity and any expectancy that a Company Opportunity will be offered to it; (v) nothing contained herein shall limit, prohibit or restrict any Series B Manager from serving on the board of directors or other governing body or committee of any Other Business; and (vi) the Management Members will not acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business as a result of the participation therein of any of the Sponsor or its Affiliates. The parties hereto expressly authorize and consent to the involvement of the Sponsor and/or its Affiliates in any Other Business; provided, that any transactions between the Company and/or the Company Subsidiaries and an Other Business will be on terms no less favorable to the Company and/or the Company Subsidiaries than would be obtainable in a comparable arm’s-length transaction. The parties hereto expressly waive, to the fullest extent permitted by Applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Member or to assert that such involvement constitutes a conflict of interest by such Persons with respect to the Company or any Member.

Section 12.04 Superseding Agreement. The parties hereto expressly acknowledge and agree that to the extent a Member may have a separate agreement with the Company containing provisions similar in nature to those contained in this Article XII, the terms and conditions of such agreement shall supersede the equivalent sections of this Article XII.

Article XIII
ACCOUNTING; TAX MATTERS

Section 13.01 Financial Statements. The Company shall furnish to each Member holding 5% or more of the Common Units of the Company (each, a “Qualified Member”) the following reports:

(a) Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year, audited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such Fiscal Year and audited consolidated statements of income, cash flows and Members’ equity for such Fiscal Year, in each case setting forth in comparative form the figures for the previous Fiscal Year, accompanied by the certification of independent certified public accountants of recognized national standing selected by the Board, certifying to the effect that, except as set forth therein, such financial statements have been prepared in accordance with GAAP, applied on a basis consistent with prior years, and fairly present in all material respects the financial condition of the Company and Company Subsidiaries as of the dates thereof and the results of their operations and changes in their cash flows and Members’ equity for the periods covered thereby.

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each quarterly accounting period in each Fiscal Year (other than the last fiscal quarter of the Fiscal Year), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such fiscal quarter and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for such fiscal quarter and for the current Fiscal Year to date, in each case setting forth in comparative form the figures for the corresponding periods of the previous fiscal quarter, all in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to norm.al year-end audit adjustments and the absence of notes thereto), and certified by the principal financial or accounting officer of the Company.

(c) Monthly Financial Statements. As soon as available, and in any event within thirty (30) days after the end of each monthly accounting period in each fiscal quarter (other than the last month of the fiscal quarter), unaudited consolidated balance sheets of the Company and Company Subsidiaries as at the end of each such monthly period and for the current Fiscal Year to date and unaudited consolidated statements of income, cash flows and Members’ equity for each such monthly period and for the current Fiscal Year to date, an in reasonable detail and all prepared in accordance with GAAP, consistently applied (subject to normal year-end audit adjustments and the absence of notes thereto).

Section 13.02 Inspection Rights. Upon reasonable notice from any Qualified Member, the Company shal4 and shall cause its Managers, Officers and employees to, afford each Qualified Member and its Representatives reasonable access during normal business hours to (i) the Company’s and the Company Subsidiaries’ properties, offices, plants and other facilities, (ii) the corporate, financial and similar records, reports and documents of the Company and the Company Subsidiaries, including, without limitation, all books and records, minutes of proceedings, internal management documents, reports of operations, reports of adverse developments, copies of any management letters and communications with Members or Managers, and to permit each Qualified Member and its Representatives to examine such documents and make copies thereof, and (iii) the Company’s and the Company Subsidiaries’ Officers, senior employees and public accountants, and to afford each Qualified Member and its Representatives the opportunity to discuss and advise on the affairs, finances and accounts of the Company and the Company Subsidiaries with their Officers, senior employees and public accountants (and the Company hereby authorizes said accountants to discuss with such Qualified Member and its Representatives such affairs, finances and accounts).

Section 13.03 Budget. The Company’s current business plan, excluding any budget information or projections therein (the “Business Plan”) which is deemed approved by the Board for the first three (3) Fiscal Years of the Company, is attached Exhibit E hereto. Not later than thirty (30) days prior to the commencement of each Fiscal Year beginning at the end of the Company’s third (3rd) Fiscal Year, the Company shall prepare, submit to and obtain the approval of the Board of a business plan and monthly and annual operating budgets for the Company and Company Subsidiaries in detail for the upcoming Fiscal Year, including capital and operating expense budgets, cash flow projections, covenant compliance calculations of all outstanding and projected indebtedness, and profit and loss projections, an itemized in reasonable detail (including itemization of provisions for Officers’ compensation) (the “Budget”). The Company’s current Budget, which is deemed approved by the Board for the first three (3) Fiscal Years of the Company, is attached Exhibit F hereto. This requirement to prepare a business plan and/or budget may be waived by a majority vote of the Board and the Board may also agree to revise, update or otherwise alter the Budget at any time, including prior to the third (3rd) Fiscal Year. The Company and the Subsidiaries shall use commercially reasonable efforts to operate in all material respects in accordance with the Budget. The Company shall review the Budget periodically and may revise the budget as needed; provided, however, that no revision shall be undertaken to undermine or circumvent any term or condition of this or any other transaction document. Notwithstanding the forgoing, the Board shall use its reasonable commercial efforts during the budgeting process that takes into account in good faith the input and role of the Chief Science Officer and his views and judgment concerning Scientific Matters as they relate to the Budget.

Section 13.04 Tax Matters Member.

(a) Appointment. The Members shall appoint for the Company the “Tax. Matters Member” who shall serve as the “tax matters partner” as such term is defined in, and as provided in Code Section 6231(a)(7) and the regulations appurtenant thereto. Upon the initial execution of this Agreement, the Members hereby appoint the Sponsor as the initial Tax Matters Member. In carrying out its duties and responsibilities as set forth in this Section 13.04, subject to the provisions of Section 7.04, the Tax Matters Member hereby covenants and agrees to reasonably consult with, and to the greatest extent possible, to make its decisions in agreement with, any Member for which the actions omissions, or decisions of the Tax Matter Member shall result in increased tax liabilities. Except as set forth herein, the Tax Matter Member may only be changed by the written agreement of the Founder and the Sponsor.

(b) Tax Examinations and Audits. The Tax Matters Member is authorized and required to represent the Company (at the Company’s expense) in connection with all examinations of the Company’s affairs by Taxing Authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Bach Member agrees to cooperate with the Tax Matters Member and to do or refrain from doing any or all things reasonably requested by the Tax Matters Member with respect to the conduct of examinations by Taxing Authorities and any resulting proceedings. Each Member agrees that any action taken by the Tax Matters Member in connection with audits of the Company shall be binding upon such Members and that such Member shall not independently act with respect to tax audits or tax litigation affecting the Company.

(c) Income Tax Elections. The Tax Matters Member shall have sole discretion to make any income tax election it deems advisable on behalf of the Company; provided, that the Tax Matters Member will make an election under Section 754 of the Code, if requested in writing by Members holding a majority of the outstanding Common Units. All determinations as to tax elections and accounting principles shall be made solely by the Tax Matters Member.

(d) Tax Returns and Tax Deficiencies. Each Member agrees that such Member shall not treat any Company item inconsistently on such Member’s federal, state, foreign or other income tax return with the treatment of the item on the Company’s return. The Tax Matters Member shall have sole discretion to determine whether the Company (either on its own behalf or on behalf of the Members) will contest or continue to contest any tax deficiencies assessed or proposed to be assessed by any Taxing Authority. Any deficiency for taxes imposed on any Member (including penalties, additions to tax or interest imposed with respect to such taxes) will be paid by such Member and if required to be paid (and actually paid) by the Company, will be recoverable from such Member as provided in Section 7.05(d).

(e) Resignation. The Tax Matters Member may resign at any time. If Sponsor resigns as Tax Matters Member for any reason, the holders of a majority of the Common Units of the Company shall appoint a new Tax Matters Member.

Section 13.05 Tax Returns. At the expense of the Company, the Board (or any Officer that it may designate pursuant to Section 13.04) shall endeavor to cause the preparation and timely filing (including extensions) of all tax returns required to be filed by the Company pursuant to the Code as well as all other required tax returns in each jurisdiction in which the Company and 1he Company Subsidiaries own property or do business. As soon as reasonably possible after the end of each Fiscal Year, the Board or designated Officer will cause to be delivered to each Person who was a Member at any time during such Fiscal Year, JRS Schedule K-1 to Form 1065 and such other information with respect to the Company as may be necessary for the preparation of such Person’s federal, state and local income tax returns for such Fiscal Year.

Section 13.06 Company Funds. All funds of the Company shall be deposited in its name, or in such name as may be designated by the Board, in such checking, savings or other accounts, or held in its name in the form of such other investments as shall be designated by the Board. The funds of the Company shall not be commingled with the funds of any other Person: All withdrawals of such deposits or liquidations of such investments by the Company shall be made exclusively upon the signature or signatures of such Officer or Officers as the Board may designate.

Article XIV
DISSOLUTION AND LIQUIDATION

Section 14.01 Events of Dissolution. The Company shall be dissolved and is affairs wound up only upon the occurrence of any of the following events:

(a) An election to dissolve the Company made by the holders of Series A Units and Series B Units in accordance with Section 4.06(d);

(b) The sale, exchange, involuntary conversion, or other disposition or Transfer of all or substantially all the assets of the Company; or

(c) The entry of a decree of judicial dissolution under § 18-802 of the Delaware Act.

Section 14.02 Effectiveness of Dissolution. Dissolution of the Company shall be effective on the day on which the event described in Section 14.01 occurs, but the Company shall not terminate until the winding up of the Company has been completed, the assets of the Company have been distributed as provided in Section 14.03 and the Certificate of Formation shall have been cancelled as provided in Section 14.04.

Section 14.03 Liquidation. If the Company is dissolved pursuant to Section 14.01, the Company shall be liquidated and its business and affairs wound up in accordance with the Delaware Act and the following provisions:

(a) Liquidator. The Board, or, if the Board is unable to do so, a Person selected by the holders of a majority of the Common Units, shall act as liquidator to wind up the Company (the “Liquidator”). The Liquidator shall have full power and authority to sell, assign, and encumber any or all of the Company’s assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner.

(b) Accounting. As promptly as possible after dissolution and again after final liquidation, the Liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable.

(c) Distribution of Proceeds. The Liquidator shall liquidate the assets of the Company and Distribute the proceeds of such liquidation in the following order of priority, unless otherwise required by mandatory provisions of Applicable Law:

(i) First, to the payment of all of the Company’s debts and liabilities to its creditors (including Members, if applicable) and the expenses of liquidation (including sales commissions incident to any sales of assets of the Company);

(ii) Second, to the establishment of and additions to reserves that are determined by the Board in its sole discretion to be reasonably necessary for any contingent unforeseen liabilities or obligations of the Company; and

(iii) Third, to the Members in the same manner as Distributions are made under Section 7.02, provided, however, that in the case of any of the events of liquidation set forth in Section 14.0l(a), 14.01(c) and/or an event of Bankruptcy of the Company or similar state law proceeding, that the manner of Distributions shall be first; to the Series B Members until the aggregate amount of Distributions payable to the Series B Members under Section 7.02(a) are distributed to the Series B Members; second, to the Series A Members until the aggregate amount of Distributions payable to the Series A Members Under Section 7.02(a) are distributed to the Series A Members and; third, any remaining amounts to the Members holding Common Units and Incentive Units (subject to Section 7.03) pro rata in proportion to their aggregate holdings of Common Units and Incentive Units treated as one class of Units.

(d) Discretion of Liquidator. Notwithstanding the provisions of Section 14.03(c) that require the liquidation of the assets of the Company, but subject to the order of priorities set forth in Section 14.03(c), if upon dissolution of the Company the Liquidator determines that an immediate sale of part or all of the Company’s assets would be impractical or could cause undue loss to the Members, the Liquidator may defer the liquidation of any assets except those necessary to satisfy Company liabilities and reserves, and may, in its absolute discretion, Distribute to the Members, in lieu of cash, as tenants in common and in accordance with the provisions of Section 14.03(c), undivided interests in such Company assets as the Liquidator deems not suitable for liquidation. Any such Distribution in kind will be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such properties at such time. For purposes of any such Distribution, any property to be Distributed will be valued at its Fair Market Value.

Section 14.04 Cancellation of Certificate. Upon completion of the Distribution of the assets of the Company as provided in Section 14.03(c) hereof, the Company shall be terminated and the Liquidator shall cause the cancellation of the Certificate of Formation in the State of Delaware and of all qualifications and registrations of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware and shall take such other actions as may be necessary to terminate the Company.

Section 14.05 Survival of Rights, Duties and Obligations. Dissolution, liquidation, winding up or termination of the Company for any reason shall not release any party from any Loss which at the time of such dissolution, liquidation, winding up or termination already had accrued to any other party or which thereafter may accrue in respect of any act or omission prior to such dissolution, liquidation, winding up or termination. For the avoidance of doubt, none of the foregoing shall replace, diminish or otherwise adversely affect any Member’s right to indemnification pursuant to Section 15.03.

Section 14.06 Recourse for Claims. Each Member shall look solely to the assets of the Company for all Distributions with respect to the Company, such Member’s Capital Account, and such Member’s share of Net Income, Net Loss and other items of income, gain, loss and deduction, and shall have no recourse therefor (upon dissolution or otherwise) against the Board, the Liquidator or any other Member.

Article XV

EXCULPATION AND INDEMNIFICATION

Section 15.01 Exculpation of Covered Persons.

(a) Covered Persons. As used herein, the term “Covered Person” shall mean (i) each Member, (ii) each officer, manager, director, shareholder, partner, member, controlling Affiliate, employee, agent or representative of each Member, and each of their controlling Affiliates, and (iii) each Manager, Officer, employee, agent or representative of the Company.

(b) Standard of Care. No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any action .taken or omitted to be taken by such Covered Person in good-faith reliance on the provisions of this Agreement, so long as such action or omission does not constitute fraud or willful misconduct by such Covered Person.

(c) Good Faith Reliance. A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements (including :financial statements and information, opinions, reports or statements as to the value or amount of the assets, liabilities, Net Income or Net Losses of the Company or any facts pertinent to the existence and amount of assets from which Distributions might properly be paid) of the following Persons or groups: (i) another Manager; (ii) one or more Officers or employees of the Company; (iii) any attorney, independent accountant, appraiser or other expert or professional employed or engaged by or on behalf of the Company; or (iv) any other Person selected in good faith by or on behalf of the Company, in each case as to matters that such relying Person reasonably believes to be within such other Person’s professional or expert competence. The preceding sentence shall in no way limit any Person’s right to rely on information to the extent provided in § 18-406 of the Delaware Act.

Section 15.02 Liabilities and Duties of Covered Persons.

(a) Limitation of Liability. This Agreement is not intended to, and does not, create or impose any fiduciary duty on any Covered Person. Furthermore, each of the Members and the Company hereby waives any and all: fiduciary duties that, absent such waiver, may be implied by Applicable Law, and in doing so, acknowledges and agrees that the duties and obligation of each Covered Person to each other and to the Company are only as expressly set forth in this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

(b) Duties. Whenever in this Agreement a Covered Person is permitted or required to make a decision (including a decision that is in such Covered Person’s “discretion” or under a grant of similar authority or latitude), the Covered Person shall be entitled to consider only such interests and factors as such Covered Person desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other Person. Whenever in this Agreement a Covered Person is permitted or required to make a decision in such Covered Person’s “good faith,” or in a “reasonable opinion” the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or any other Applicable Law.

Section 15.03 Indemnification.

(a) Indemnification. To the fullest extent permitted by the Delaware Act, as the same now exists or may hereafter be amended, substituted or replaced (but, in the case of any such amendment, substitution or replacement only to the extent that such amendment, substitution or replacement permits the Company to provide broader indemnification rights than the Delaware Act permitted the Company to provide prior to such amendment, substitution or replacement), the Company shall indemnify, hold harmless, defend, pay and reimburse any Covered Person against any and all losses, claims, damages, judgments, fines or liabilities, including reasonable legal fees or other expenses incurred in investigating or defending against such losses, claims, damages, judgments, fines or liabilities, and any amounts expended in settlement of any claims (collectively, “Losses” ) to which such Covered Person may become subject by reason of:

(i) Any act or omission or alleged act or omission performed or omitted to be performed on behalf of the Company, any Member or any direct or indirect Subsidiary of the foregoing in connection with the business of the Company; or

(ii) The fact that such Covered Person is or was acting in connection with the business of the Company as a partner, member, stockholder, controlling Affiliate, manager, director, officer, employee or agent of the Company, any Member, or any of their respective controlling Affiliates, or that such Covered Person is or was serving at the request of the Company as a partner, member, manager, director, officer, employee or agent of any Person including the Company or any Company Subsidiary; provided, that (x) such Covered Person acted in good faith and in a manner believed by such Covered Person to be in, or not opposed to, the best interests of the Company and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful, and (y) such Covered Person’s conduct did not constitute fraud or willful misconduct, in either case as determined by a final, nonappealable order of a court of competent jurisdiction. In connection with the foregoing; the termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself: create a presumption that the Covered Person did not act in good faith or, with respect to any criminal proceeding, had reasonable cause to believe that such Covered Person’s conduct was unlawful, or that the Covered Person’s conduct constituted fraud or willful misconduct.

(b) Reimbursement.

The Company shall promptly reimburse (and/or advance to the extent reasonably required) each Covered Person for reasonable legal or other expenses (as incurred) of such Covered Person in connection with investigating, preparing to defend or defending any claim, lawsuit or other proceeding relating to any Losses for which such Covered Person may be indemnified pursuant to this Section 15.03; provided, that if it is finally judicially determined that such Covered Person is not entitled to the indemnification provided by this Section 15.03, then such Covered Person shall promptly reimburse the Company for any reimbursed or advanced expenses.

(c) Entitlement to Indemnity. The indemnification provided by this Section 15.03 shall not be deemed exclusive of any other rights to indemnification to which those seeking indemnification may be entitled under any agreement or otherwise. The provisions of this Section 15.03 shall continue to afford protection to each Covered Person regardless of whether such Covered Person remains in the position or capacity pursuant to which such Covered Person became entitled to indemnification under this Section 15.03 and shall inure to the benefit of the executors, administrators, legatees and distributees of such Covered Person.

(d) Insurance. To the extent available on commercially reasonable terms, the Company may purchase, at its expense, insurance to cover Losses covered by the foregoing indemnification provisions and to otherwise cover Losses for any breach or alleged breach by any Covered Person of such Covered Person’s duties in such amount and with such deductibles as the Board may determine; provided, that the failure to obtain such insurance shall not affect the right to indemnification of any Covered Person under the indemnification provisions contained herein, including the right to be reimbursed or advanced expenses or otherwise indemnified for Losses hereunder. If any Covered Person recovers any amounts in respect of any Losses from any insurance coverage, then such Covered Person shall, to the extent that such recovery is duplicative, reimburse the Company for any amounts previously paid to such Covered Person by the Company in respect of such Losses.

(e) Funding of Indemnification Obligation. Notwithstanding anything contained herein to the contrary, any indemnity by the Company relating to the matters covered in this Section 15.03 shall be provided out of and to the extent of Company assets only, and no Member (unless such Member otherwise agrees in writing) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity by the Company.

(f) Savings Clause. If this Section 15.03 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Covered Person pursuant to this Section 15.03 to the fullest extent permitted by any applicable portion of this Section 15.03 that shall not have been invalidated and to the fullest extent permitted by Applicable Law.

(g) Amendment The provisions of this Section 15.03 shall be a contract between the Company, on the one hand, and each Covered Person who served in such capacity at any time while this Section 15.03 is in effect, on the other hand, pursuant to which the Company and each such Covered Person intend to be legally bound. No amendment, modification or repeal of this Section 15.03 that adversely affects the rights of a Covered Person to indemnification for Losses incurred or relating to a state of facts existing prior to such amendment, modification or repeal shall apply in such a way as to eliminate or reduce such Covered Person’s entitlement to indemnification for such Losses without the Covered Person’s prior written consent.

Section 15.04 Survival. The provisions of this Article XV shall survive the dissolution, liquidation, winding up and termination of the Company.

Article XVI
MISCELLANEOUS

Section 16.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with the preparation and execution of this Agreement, or any amendment or waiver hereof and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

Section 16.02 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member hereby agrees, at the request of the Company or any other Member, to execute and deliver such additional documents, instruments; conveyances and assurances and to take such further actions as may be required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

Section 16.03 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 16.03):

If to the Company:	Longeveron LLC 6010 Aqua Path · Miami Beach, Florida 33141 E-mail: jhare@longeveron.com Attention: Chairman of the Board
with a copy to:	Fuerst Ittleman David & Joseph, PL 1001 Brickell Bay Drive, 32nd Floor Miami, Florida 331311 Facsimile: 305-371-8989 E-mail: mfuerst@fuerstlaw.com Attention: Mitchell S. Fuerst, Esq.
with a copy to:	Turnberry Associates 19950 West Country Club Dr., 10th Floor Aventura, FL 33180 (305) 682-4160 Facsimile: (305) 682-4161 E-mail: jkurry@tumberry.com Attention: Jonathan Kurry, Esq.
If to the Founder:	Joshua M. Hare, M.D. 6010 Aqua Path Miami Beach, Florida 33141 E-mail: jhare@longeveron.com

with a copy to:	Fuerst Ittleman David & Joseph, PL 1001 Brickell Bay Drive, 32nd Floor Miami, Florida 331311 Facsimile: 305-371-8989 E-mail: mfuerst@fuerstlaw.com Attention: Mitchell S. Fuerst, Esq.
If to Sponsor:	Turnberry Associates 19950 West Country Club Dr., 10th Floor Aventura, FL 33180 (305) 682-4160 Facsimile: (305) 682-4161 E-mail: jkurry@tumberry.com Attention: Jonathan Kurry, Esq.
with a copy to:	Buchanan Ingersoll & Rooney PC One Oxford Centre 301 Grant St., 20th Floor Pittsburgh, PA 15219 (412) 562-8879 Facsimile: (412) 562-1041 E-mail: Jack.kessler@bipc.com Attention: Jack Kessler, Esq.

If to a Management Member, to such Management Member1s respective mailing address as set forth on the Members Schedule.

Section 16.04 Headings. The headings in this Agreement are inserted for convenience or reference only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Agreement or any provision of this Agreement.

Section 16.05 Severability. If any term or provision of this Agreement is held to be invalid, illegal or unenforceable under Applicable Law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Subject to Section 12.02(d), upon such determination that any term or other provision is invalid; illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 16.06 Entire Agreement.

(a) This Agreement, together with the Certificate of Formation, the Incentive Plan, each Award Agreement, each Unit Purchase Agreement, each agreement specifically referenced herein, and all related Exhibits and Schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

(b) In the event of an inconsistency or conflict between the provisions of this Agreement and any provision of the Incentive Plan or an applicable Award Agreement with respect to the subject matter of the Incentive Plan or Award Agreement, the Board shall resolve such conflict in its sole discretion.

Section 16.07 Successors and Assigns. Subject to the restrictions on Transfers set forth herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

Section 16.08 No Third-party Beneficiaries. Except as provided in Article XV, which shall be for the benefit of and enforceable by Covered Persons as described therein, this Agreement is for the sole benefit of the parties hereto (and their respective heirs, executors, administrators, successors and assigns) and nothing herein, express or implied, is intended to or shall confer upon any other Person, including any creditor of the Company, any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 16.09 Amendment. No provision of this Agreement may be amended or modified except by an instrument in writing authorized by the Founder and the Sponsor. Notwithstanding the foregoing, amendments to the Members Schedule following any new issuance, redemption, repurchase or Transfer of Units in accordance with this Agreement may be made by the Board without the consent of or execution by the Members.

Section 16.10 Waiver. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver; whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. For the avoidance of doubt, nothing contained in this Section 16.10 shall diminish any of the explicit and implicit waivers described in this Agreement, including in Section 4.07(f), Section 4.11, Section 8.04(c), Section 10.01(d), Section 10.01(h), Section 11.03(d)(iii), Section 11.04(b)(ii), Section 11.05(e), Section 12.03, Section 15.02(a) and Section 16.14 hereof.

Section 16.11 Governing Law. All issues and questions concerning the application, construction, validity, interpretation and enforcement of this Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of Delaware.

Section 16.12 Dispute Resolution. Any issue, question, dispute, claim or controversy arising out of or relating to this Agreement or any provision thereof; or the breach, termination, enforcement, interpretation or validity thereof, including tl1e determination of the scope or applicability of this Agreement to arbitrate, shall be determined by arbitration in New York, New York as set forth herein. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This dispute resolution provision shall include urgent or emergency arbitration relief and not preclude any Member from seeking provisional remedies in aid of such urgent or emergency arbitration relief from a court of appropriate jurisdiction.

(a) General Matters. All matters that are not Scientific Matters shall be arbitrated before one arbitrator.

(b) Scientific Matters. All Scientific Matters shall be arbitrated before three arbitrators. The Sponsor and the Founder shall each select one arbitrator and those two arbitrators shall each select a third arbitrator. Each arbitrator so selected by the Sponsor and Founder must either (i) have 10 or more years of applicable experience in stem-cell medicine or the commercialization of drugs, pharmaceuticals, or biological products regulated by the FDA, or (ii) be a retired federal judge who shall attest that he or she has more than 5 years applicable experience in stem-cell medicine or the commercialization of drugs, pharmaceuticals, or biological products regulated by the FDA. The third arbitrator shall have no minimum qualifications.

Section 16.13 Attorneys’ Fees.Should the Company or any party to this Agreement reasonably retail?- counsel for the purpose of enforcing or preventing breach of any provision of this Agreement, including but not limited to instituting any action or proceeding to enforce any provision of this Agreement, for damages by reason of any alleged breach of any provision of this Agreement. for a declaration of such party’s rights or obligations under this Agreement or for any other judicial remedy, then, if the matter settled by judicial determination or arbitration. the prevailing party (whether at trial, on .appeal, or arbitration) shall be entitled, in addition to such other relief as may be granted, to be reimbursed by the losing party for all costs and expenses incurred. including, but not limited to, reasonable attorneys’ fees and costs for services rendered to the prevailing party.

Section 16.14 Submission to Jurisdiction. The parties hereby agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby, whether in contract; tort or otherwise, subject to the mandatory arbitration provisions of Section 16.12, shall be brought in the United States District Court for the District of Delaware or in the Court of Chancery of the State of Delaware (or, if such court lacks subject matter jurisdiction. in the Superior Court of the State of Delaware), so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and that any case of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Delaware. Each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient form. Service of process, summons, notice or other document by registered mail to the address set forth in Section 16.03 shall be effective service of process for any suit, action or other proceeding brought in any such court.

Section 16.15 Equitable Remedies. Bach party hereto acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other parties, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, each of the other parties hereto shall, in addition to any and all other rights and remedies that may be available to them in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 16.16 Remedies Cumulative. The rights and remedies under this Agreement are cumulative and are .in addition to and not in substitution for any other rights and remedies available at law or in equity or otherwise, except to the extent expressly provided in Section 15.02 to the contrary.

Section 16.17 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of Electronic Transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 16.18 Initial Public Offering.

(a) Initial Public Offering. If at any time the Board desires to cause (i) a Transfer of all or a substantial portion of (x) the assets of the Company or (y) the Units to a newly organized corporation or other business entity (an “IPO Entity”), (ii) a merger or consolidation of the Company into or with a IPO Entity as provided under § 18-209 of the Delaware Act or otherwise, or (iii) another restructuring of all or substantially all the assets or Units of the Company into an IPO Entity, including by way of the conversion of the Company into a Delaware corporation as provided under§ 18-216 of the Delaware Act (any such corporation also herein referred to as an “IPO Entity”) in any such case in anticipation of or otherwise in connection with an Initial Public Offering of securities of an IPO Entity or its Affiliate (an “Initial Public Offering”), each Member shall take such steps to effect such Transfer, merger, consolidation, conversion or other restructuring as may be reasonably requested by the Board, including, without limitation, executing and delivering all agreements, instruments and documents as may be reasonably required and Transferring or tendering such Member’s Units to an IPO Entity in exchange or consideration for shares of capital stock or other equity interests of the IPO Entity, determined in accordance with the valuation procedures set forth in Section 16.18(b).

(b) Fair Market Value. In connection with a transaction described in Section 16.18(a), the Board shall, in good faith but subject to the following sentence, determine the Fair Market Value of the assets and/or Units Transferred to, merged with or converted into shares of the IPO Entity, the aggregate Fair Market Value of the IPO Entity and the number of shares of capital stock or other equity interests to be issued to each Member in exchange or consideration therefor. In determining Fair Market Value, (i) the offering price of the Initial Public Offering shall be used by the Board to determine the Fair Market Value of the capital stock or other equity .interests of the IPO Entity and (ii) the Distributions that the Members would have received with respect to their Units, including Incentive Units, if the Company were dissolved, its affairs wound up and Distributions made to the Members in accordance with Section 14.03(c) shall determine the Fair Market Value of the Units. In addition, any Units (including Incentive Units) to be converted into or redeemed or exchanged for shares of the IPO Entity shall receive shares with substantially equivalent economic, governance., priority and other rights and privileges as in effect immediately prior to such transaction (disregarding the tax treatment of such transaction).

(c) Appointment of Proxy. Each Member hereby makes, constitutes and appoints the Company, with full power of substitution and resubstitution, its true and lawful attorney, for it and in its name, place and stead and for its use and benefit, to act as its proxy in respect of any vote or approval of Members required to give effect to this Section 16.18, including any vote or approval required under§ 18-209 or § 18-216 of the Delaware Act. The proxy granted pursuant to this Section 16.18(c) is a special proxy coupled with an interest and is irrevocable.

(d) Lock-up Agreement. Each Member hereby agrees that in connection with an Initial Public Offering, and upon the request of the managing underwriter in such offering, such Member shall not, without the prior written consent of such managing underwriter, during the period commencing on fifteen (15) days prior to the effective date of such registration and ending on the date specified by such managing underwriter (such period not to exceed one hundred eighty-one (181) days in the case of an Initial Public Offering or nighty-one (91) days in the case of any registration other than an Initial Public Offering), (i) offer, pledge, sell, contract to sell, grant any option or contract to purchase, purchase any option or contract to sell, hedge the beneficial ownership of or otherwise dispose of, directly or indirectly, any Units or Unit Equivalents (including any equity securities of the IPO Entity) held immediately before the effectiveness of the registration statement for such offering/(whether such Units or Unit Equivalents or any such securities are then owned by the Member or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of such securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Units or Unit Equivalents (including equity securities of the IPO Entity) or such other securities, in cash or otherwise. The foregoing provisions of this Section 16.18(d) shall not apply to sales of securities to be included in such Initial Public Offering or other offering if otherwise permitted, and shall be applicable to the Members only if all officers and managers of the Company and all Members owning more than ninety percent (90%) of the Company’s outstanding Common Units (or the IPO Entity’s equivalent common equity securities) are subject to the same restrictions. Each Member agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the managing underwriter which are consistent with the foregoing or which are necessary to give further effect thereto. Notwithstanding anything to the contrary contained in this Section 16.18(d), each Member shall be released, pro rata, from any lock-up agreement entered into pursuant to this Section 16.18(d) in the event and to the extent that the managing underwriter or the Company permit any discretionary waiver or termination of the restrictions of any lock-up agreement pertaining to any officer, manager or holder of greater than five percent (5%) of the Company’s outstanding Common Units (or the IPO Entity’s equivalent common equity securities).

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Company

LONGEVERON LLC

By:	/s/ Joshua Hare
Name:	Joshua M. Hare, M.D.
Title:	Chairman of the Board

The Members:

DS MED, LLC

By:	/s/ Donald Soffer
Name:	Donald Soffer
Title:	Manager

Joshua M. Hare, M.D.

By:	/s/ Joshua Hare
Name:	Joshua M. Hare, M.D.

EXHIBIT A

DEFINITIONS

“Acceptance Notice” has the meaning set forth in Section 10.01(d).

“Adjusted Capital Account Deficit” means, with respect to any Member, the deficit balance, if any, in such Member’s Capital. Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

(a) crediting to such Capital Account any amount which such Member is obligated to restore or is deemed to be obligated to restore pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(I) and 1.704-2(i); and

(b) debiting to such Capital Account the items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

“Adjusted Taxable Income” of a Member for a Fiscal Year (or portion thereof) with respect to Units held by such Member means the federal taxable income allocated by the Company to the Member with respect to such Units (as adjusted by any final determination in connection with any tax audit or other proceeding) for such Fiscal Year (or portion thereof); provided, that such taxable income shall be computed (i) minus any excess taxable loss or excess taxable credits of the Company for any prior period allocable to such Member with respect to such Units that were not previously taken into account for purposes of determining such Member’s Adjusted Taxable Income in a prior Fiscal Year to the extent such loss or credit would be available under the Code to offset income of the Member (or, as appropriate, the direct or indirect members of the Member) determined as if the income, loss, and credits from the Company were the only income, loss, and credits of the Member (or, as appropriate, the direct or indirect members of the Member) in such Fiscal Year and all prior Fiscal Years, and (ii) taking into account any special basis adjustment with respect to such Member resulting from an election by the Company under Code Section 754.

“Affiliate” means, with respect to any Person, any other Person who, directly or indirectly (including through one or more intermediaries), controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any specified Person, shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other ownership interests, by contract or otherwise; and the terms “controlling” and “controlled” shall have correlative meanings.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as executed and as it may be amended, modified, supplemented or restated from time to time, as provided herein,

“Applicable Law” means all applicable provisions of (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, decrees, ordinances, codes, proclamations, declarations or orders of any Governmental Authority; (b) any consents or approvals of any Governmental Authority; and (c) any orders, decisions, advisory or interpretative opinions, injunctions, judgments, awards, decrees of, or agreements with, any Governmental Authority.

“Applicable Offered Common Units” has the meaning set forth in Section 11.03(a)(ii).

“Applicable Offered Units” has the meaning set forth in Section 11.03(a)(ii).

“Applicable Pro Rata Portion” means:

(a) for purposes of Section 10.01, a Member’s Pro Rata Portion of any New Securities proposed to be issued or sold by the Company; and

(a) for purposes of Section 11.03, a Member’s Pro Rata Portion of any Offered Common Units proposed to be Transferred by an Offering Member.

“Applicable ROHR Rightholders” has the meaning set forth in Section 11.03(a)(ii).

“Assignment Agreement” has the meaning set forth in Section 5.01.

“Award Agreements” has the meaning set forth in Section 3.03(b).

“Bankruptcy” means, with respect to a Member, the occurrence of any of the following: (a) the filing of an application by such Member for, or a consent to, the appointment of a trustee of such Member’s assets; (b) the filing by such Member of a voluntary petition in bankruptcy or the filing of a pleading in any court of record admitting in writing such Member’s inability to pay its debts as they come due; (c) the making by such Member of a general assignment for the benefit of such Member’s creditors; (d) the filing by such Member of an answer admitting the material allegations of; or such Member’s consenting to, or defaulting in answering a bankruptcy petition filed against such Member in any bankruptcy proceeding; or (e) the expiration of sixty (60) days following the entry of an order, judgment or decree by any court of competent jurisdiction adjudicating such Member a bankrupt or appointing a trustee of such Member’s assets.

“Board” has the meaning set forth in Section 8.01.

“Book Depreciation” means, with respect to any Company asset for each Fiscal Year, the Company’s depreciation, amortization, or other cost recovery deductions determined for federal income tax purposes, except that if the Book Value of an asset differs from its adjusted tax basis at the beginning of such Fiscal Year, Book Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero and the Book Value of the asset is positive, Book Depreciation shall be determined with reference to such beginning Book Value using any permitted method selected by the Board in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g)(3).

“Book Value” means, with respect to any Company asset, the adjusted basis of such asset for federal income tax purposes, except as follows:

(a) the initial Book Value of any Company asset contributed by a Member to the Company shall be the gross Fair Market Value of such Company asset as of the date of such contribution;

(b) immediately prior to the Distribution by the Company of any Company asset to a Member, the Book Value of such asset shall be adjusted to its gross Fair Market Value as of the date of such Distribution;

(c) the Book Value of all Company assets shall be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of the following times:

(i) the acquisition of an additional Membership Interest in the Company by a new or existing Member in consideration of a Capital Contribution of more than a de minimis amount;

(ii) the Distribution by the Company to a Member of more than a de minimis amount of property (other than cash) as consideration for all or a part of such Member’s Membership Interest in the Company;

(iii) the grant to a Service Provider of any Incentive Units; and

(iv) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g);

provided, that adjustments pursuant to clauses (i), (ii) and (iii) above need not be made if the Board reasonably determines that such adjustment is not necessary or appropriate to reflect the relative economic interests of the Members and that the absence of such adjustment does not adversely and disproportionately affect any Member;

(d) the Book Value of each Company asset shall be increased or decreased, as the case may be, to reflect any adjustments to the adjusted tax basis of such Company asset pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Account balances pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m); provided, that Book Values shall not be adjusted pursuant to this paragraph (d) to the extent that an adjustment pursuant to paragraph (c) above is made in conjunction with a transaction that would otherwise result in an adjustment pursuant to this paragraph (d); and

(e) if the Book Value of a Company asset has been determined pursuant to paragraph (a) or adjusted pursuant to paragraphs (c) or (d) above, such Book Value shall thereafter be adjusted to reflect the Book Depreciation taken into account with respect to such Company asset for purposes of computing Net Income and Net Losses.

“Budget” has the meaning set forth in Section 13.03.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized or required to close.

“Business Plan” has the meaning set forth in Section 13.03

“Call Purchase Price” means the Cause Purchase Price or Fair Market Value, as applicable pursuant to Section 11.06(a).

“Capital Account” has the meaning set forth in Section 5.04.

“Capital Contribution” means, for any Member, the total amount of cash and cash equivalents and the Book Value of any property contributed to the Company by such Member.

“Cause,” with respect to any particular Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Cause“ means any of the following:

(a) such Service Provider’s repeated failure to perform substantially his duties as an employee or other associate of the Company or any of the Company Subsidiaries (other than any such failure resulting from his Disability) which failure, whether committed willfully or negligently, has continued unremedied for more than thirty (30) days after the Company has provided written notice thereof; provided, that a failure to meet financial performance expectations shall not, by itself, constitute a failure by the Service Provider to substantially perform his duties;

(b) such Service Provider’s fraud or embezzlement;

(c) such Service Provider’s material dishonesty or breach of fiduciary duty against the Company or any of the Company Subsidiaries;

(d) such Service Provider’s willful misconduct or gross negligence which is injurious to the Company or any of the Company Subsidiaries;

(e) any conviction of, or the entering of a plea of guilty or nolo contendere to, a crime that constitutes a felony (or any state-law equivalent) and is either (i) a crime of moral turpitude and/or (ii) a crime that has a fundamental element of fraud or dishonesty, or any willful or material violation by such Service Provider of any federal, state or foreign securities laws;

(f) any conviction of any other criminal act or act of material dishonesty, disloyalty or misconduct by such Service Provider that has a material adverse effect on the property, operations, business or reputation of the Company or any of the Company Subsidiaries;

(g) the unlawful use (including being under the influence) or possession of illegal drugs by such Service Provider on the premises of the Company or any of the Company Subsidiaries while performing any duties or responsibilities with the Company or any of the Company Subsidiaries;

(h) the material violation by such Service Provider of any rule or policy of the Company or any of the Company Subsidiaries of which the Service Provider had written notice; or

(i) the material breach by such Service Provider of any covenant undertaken in Article X11 herein, any effective Award Agreement, employment agreement or any written non-disclosure, non-competition, or non-solicitation covenant or agreement with the Company or any of the Company. Subsidiaries after having been provided written notice of the exact nature of the breach or violation and at least thirty (30) days to cure such breach,

“Cause Purchase Price” has the meaning set forth in Section 11.06(a)(i).

“Certificate of Formation” has the meaning set forth in the Recitals.

“Change of Control” means: (a) the sale of all or substantially all of the consolidated assets of the Company and the Company Subsidiaries to a Third Party Purchaser; (b) a sale resulting in no less than a majority of the Common Units on a Fully Diluted Basis being held by a Third Party Purchaser; or (c) a merger, consolidation, recapitalization or reorganization of the Company with or into a Third Party Purchaser that results in the inability of the Members to designate or elect a majority of the Managers (or the board of directors (or its equivalent) of the resulting entity or its parent company).

“Chief Science Officer” has the meaning set forth in Section 9.09.

“Code“ means the Internal Revenue Code of 1986, as amended.

“Common Pro Rata Portion” means:

(a) for purposes of Section 10.01, with respect to any Pre-emptive Member holding Common Units, on any issuance date for New Securities, a fraction determined by dividing (i) the number of Common Units on a Fully Diluted Basis owned by such Pre-emptive Member immediately prior to such issuance by (ii) the total number of Common Units on a Fully Diluted Basis held by the Members on such date immediately prior to such issuance; and

(b) for purposes of Section 11.03, with respect to an Applicable ROFR Rightholder holding Common Units, on any date of a proposed Transfer by an Offering Member, a fraction determined by dividing (i) the number of Common Units on a Fully Diluted Basis owned by such Applicable ROFR Rightholder immediately prior to such Transfer by (ii) the total number of Common Units on a Fully Diluted Basis held by the Members on such date immediately prior to such Transfer.

“Common Tag-along Portion” has the meaning set forth in Section 11.05(d)(i).

“Common Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Common Units” in this Agreement.

“Company” has the meaning set forth in the Preamble.

“Company Interest Rate” has the meaning set forth in Section 7.05(c).

“Company Minimum Gain” means “partnership minimum gain” as defined in Section 1.704-2(b)(2) of the Treasury Regulations, substituting the term “Company” for the term “partnership” as the context requires.

“Company Opportunity” has the meaning set forth in Section 12.03.

“Company Subsidiary” means a Subsidiary of the Company.

“Competitor” has the meaning set forth in Section 12.02(a).

“Confidential Information” has the meaning set forth in Section 12.01(a).

“Covered Person” has the meaning set forth in Section 15.01(a).

“Deferral Agreement” has the meaning set forth in Section 5.02.

“Delaware Act” means the Delaware Limited Liability Company Act, Title 6, Chapter 18, §§ 18-101, et seq., and any successor statute, as it may be amended from time to time.

“Delay Condition” means any of the following conditions: (a) the Company is prohibited from purchasing any Incentive Units by any Financing Document or by Applicable Law; (b) a default has occurred under any Financing Document and is continuing; (c) the purchase of any Incentive Units would, or in the good-faith opinion of the Board could, result in the occurrence of an event of default under any Financing Document or create a condition that would or could, with notice or lapse of time or both, result in such an event of default; or (d) the purchase of any Incentive Units would, in the good-faith opinion of the Board, be imprudent in view of the financial condition of the Company, the anticipated impact of the purchase of such Incentive Units on the Company’s ability to meet its obligations under any Financing Document or otherwise in connection with its business and operations.

“Disability” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Disability” means such Service Provider’s incapacity due to physical or mental illness that: (a) shall have prevented such Service Provider from performing his duties for the Company or any of the Company Subsidiaries on a full-time basis for more than ninety (90) or more consecutive days or an aggregate of one hundred eighty (180) days in any 365-day period; or (b)(i) the Board determines, in compliance with Applicable Law, is likely to prevent such Service Provider from performing such dillies for such period of time and (ii) thirty (30) days have elapsed since delivery to such Service Provider of the determination of the Board and such Service Provider has not resumed such performance (in which case the date of termination in the case of a termination for “Disability” pursuant to this clause (b) shall be deemed to be the last day of such 30-day period).

“Distribution” means a distribution made by the Company to a Member, whether in cash, property or securities of the Company and whether by liquidating distribution or otherwise; provided, that none of the following shall be a Distribution: (a) any redemption or repurchase by the Company or any Member of any Units or Unit Equivalents; (b) any recapitalization or exchange of securities of the Company; (c) any subdivision (by a split of Units or otherwise) or any combination (by a reverse split of Units or otherwise) of any outstanding Units; or (d) any fees or remuneration paid to any Member in such Member’s capacity as a Service Provider for the Company or a Company Subsidiary. “Distribute” when used as a verb shall have a correlative meaning.

“Drag-along Member” has the meaning set forth in Section 11.04(a).

“Drag-along Notice” has the meaning set forth in Section 11.04(c).

“Drag-along Sale” has the meaning set forth in Section 11.04(a).

“Dragging Member” has the meaning set forth in Section 11.04(a).

“Electronic Transmission” means any form. of communication not directly involving the physical transmission of paper that creates a record that may be retained, retrieved and reviewed by a recipient thereof and that may be directly reproduced in paper form by such a recipient through an automated process.

“Estimated Tax Amount” of a Member for a Fiscal Year means the Member’s Tax Amount for such Fiscal Year as estimated in good faith from time to time by the Tax Matters Member. In making such estimate, the Tax Matters Member shall take into account amounts shown on Internal Revenue Service Form 1065 filed by the Company and similar state or local forms filed by the Company for the preceding taxable year and such other adjustments as in the reasonable business judgment of the Board are necessary or appropriate to reflect the estimated operations of the Company for the Fiscal Year.

“Excess Amount” has the meaning set forth in Section 7.04(c).

“Exercise Period” has the meaning set forth in Section 10.01(d).

“Exercising Member” has the meaning set forth in Section 10.01(e).

“Fair Market Value” of any asset as of any date means the purchase price that a willing buyer having all relevant knowledge would pay a willing seller for such asset in an arm’s length transaction, as determined in good faith by the Board based on such factors as the Board, in the exercise of its reasonable business judgment, considers relevant.

“Family Members” has the meaning set forth in Section 11.02(a)(ii).

“Financing Document” means any credit agreement, guarantee, financing or security agreement or other agreements or instruments governing indebtedness of the Company or any of the Company Subsidiaries.

“Fiscal Year” means the calendar year, unless the Company is required to have a taxable year other than the calendar year, in which case Fiscal Year shall be the period that conforms to its taxable year.

“Forfeiture Allocations” has the meaning set forth in Section 6.02(e).

“Founder” means Dr. Joshua M. Hare.

“Fully Diluted Basis” means, as of any date of determination, (a) with respect to all the Units, all issued and outstanding Units of the Company and all Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable, or (b) with respect to any specified type, class or series of Units, all issued and outstanding Units designated as such type, class or series and all such designated Units issuable upon the exercise of any outstanding Unit Equivalents as of such date, whether or not such Unit Equivalent is at the time exercisable.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Good Reason,” with respect to any Service Provider, has the meaning set forth in any effective Award Agreement, employment agreement or other written contract of engagement entered into between the Company and such Service Provider, or if none, then “Good Reason” means any of the following actions taken without the Service Provider’s written consent:

(a) a material reduction in the Service Provider’s base salary or the Service Provider’s ability to participate in Company incentive or bonus plans (other than a general reduction in base salary or bonuses that affects all salaried Service Providers equally);

(b) the failure by the Company to pay to the Service Provider any material portion of the salary, bonus or other benefits owed to such Service Provider;

(c) a substantial adverse change in the Service Provider’s duties and responsibilities or a material diminution in the Service Provider’s title, responsibility, or authority; or

(d) a transfer of the Service Provider’s primary workplace by more than fifty (50) miles from the current workplace;

provided, that Good Reason shall not be deemed to exist unless (a) the Company fails to cure the event giving rise to Good Reason within thirty (30) days after written notice thereof given by the Service Provider to the Board, which notice shall (i) be delivered to the Board no later than twenty (20) days following the Service Provider’s initial detection of the condition, and (ii) specifically set forth the nature of such event and the corrective action reasonably sought by the Service Provider; and (b) the Service Provider terminates his employment within thirty (30) days following the last day of the foregoing cure period.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law), or any arbitrator, court or tribunal of competent jurisdiction.

“Hare Assignment Agreement” has the meaning set forth in Section 5.01.

“Incentive Liquidation Value” means, as of the date of determination and with respect to the relevant new Incentive Units to be issued, the aggregate amount that would be Distributed to the Members pursuant to Section 7.02, if, immediately prior to the issuance of the relevant new Incentive Units, the Company sold all of its assets for Fair Market Value and immediately liquidated, the Company’s debts and liabilities were satisfied and the proceeds of the liquidation were Distributed pursuant to Section 14.03(c).

“Incentive Plan” has the meaning set forth in Section 3.03(a).

“Incentive Units” means the Units having the privileges, preference, duties, liabilities, obligations and rights specified with respect to “Incentive Units” in this Agreement and includes both Restricted Incentive Units and Unrestricted Incentive Units.

“Initial Capital Contribution” has the meaning set forth in Section 5.01.

“Initial Cost” means, with respect to any Unit, the purchase price paid to the Company with respect to such Unit by the Member to whom such Unit was originally issued.

“Initial Management Member” means each Person identified as a Management Member as of the date hereof.

“Initial Member” has the meaning set forth in the term Member.

“Initial Public Offering” has the meaning set forth in Section 16.18(a).

“Intended Call Closing Date” has the meaning set forth in Section 11.06(c)(i).

“IPO Entity” has the meaning set forth in Section 16.18(a).

“Issuance Notice” has the meaning set forth in Section 10.01(c).

“Joinder Agreement” means the joinder agreement in form and substance attached hereto.

“Liquidator” has the meaning set forth in Section 14.03(a).

“Losses” has the meaning set forth in Section 15.03(a).

“Management Member” means any Member other than Sponsor.

“Management Subscription Agreements” means, collectively, those certain Subscription Agreements, each dated as of the date hereof and a form of which is attached hereto as Exhibit C, by and between the Company and the respective Initial Management Member named therein, pursuant to which the named Initial Management Member has acquired that number of Common Units set forth opposite such Initial Management Member’s name on the Members Schedule as of the date hereof.

“Manager” has the meaning set forth in Section 8.01.

“Managers Schedule” has the meaning set forth in Section 8.02(g).

“Member” means (a) each Person identified on the Members Schedule as of the date hereof as a Member and who has executed this Agreement or a counterpart thereof (each, an “Initial Member”); and (b) and each Person who is hereafter admitted as a Member in accordance with the terms of this Agreement and the Delaware Act, in each case so long as such Person is shown on the Company’s books and records as the owner of one or more Units. The Members shall constitute the “members” (as that term is defined in the Delaware Act) of the Company.

“Member Nonrecourse Debt” means “partner nonrecourse debt” as defined in Treasury Regulation Section 1.704-2(b)(4), substituting the term “Company” for the term “partnership” and the term “Member” for the term “partner” as the context requires.

“Member Nonrecourse Debt Minimum Gain” means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Member Nonrecourse Deduction” means “partner nonrecourse deduction” as defined in Treasury Regulation Section 1.704-2(1), substituting the term “Member” for the term “partner” as the context requires.

“Member ROFR Exercise Notice” has the meaning set forth in Section 11.03(d)(ii).

“Members Schedule” has the meaning set forth in Section 3.01.

“Membership Interest” means an interest in the Company owned by a Member, including such Member’s tight (based on the type and class of Unit or Units held by such Member), as applicable, (a) to a Distributive share of Net Income, Net Losses and other items of income, gain, loss and deduction of the Company; (b) to a Distributive share of the assets of the Company; (c) to vote on, consent to or otherwise participate in any decision of the Members as provided in this Agreement; and (d) to any and all other benefits to which such Member may be entitled as provided in this Agreement or the Delaware Act.

“Membership Interest Purchase Agreement” means that certain Membership Interest Purchase Agreement, dated as of the date hereof and attached hereto as Exhibit D, by and between the Company and Sponsor, pursuant to which Sponsor has acquired those numbers of Common Units set forth on the Members Schedule as of the date hereof.

“Misallocated Item” has the meaning set forth in Section 6.05.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period specified in this Agreement, an amount equal to the Company’s taxable income or taxable loss, or particular items thereof, determined in accordance with Code Section 703(a) (where, for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or taxable loss), but with the following adjustments:

(a) any income realized by the Company that is exempt from federal income taxation, as described in Code Section 705(a)(1)(B), shall be added to such taxable income or taxable loss, notwithstanding that such income is not includable in gross income;

(b) any expenditures of the Company described in Code Section 705(a)(2)(B), including any items treated under Treasury Regulation Section 1.704-1(b)(2)(iv)(1) as items described in Code Section 705(a)(2)(B), shall be subtracted from such taxable income or taxable loss, notwithstanding that such expenditures are not deductible for federal income tax purposes;

(c) any gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Book Value of the property so disposed, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d) any items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted tax basis shall be computed by reference to the property’s Book Value (as adjusted for Book Depreciation) in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g);

(e) if the Book Value of any Company property is adjusted as provided in the definition of Book Value, then the amount of such adjustment shall be treated as an item of gain or loss and included in the computation of such taxable income or taxable loss; and

(f) to the extent an adjustment to the adjusted tax basis of any Company property pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704 1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

“New Common Securities” has the meaning set forth in Section 10.01(b)(i).

“New Interests” has the meaning set forth in Section 3.04,

“New Securities” has the meaning set forth in Section 10.01(b)(ii).

“Non-Affiliated Manager” is a Manager named by mutual agreement of the Founder and the Sponsor as set forth in Section 8.02(b), the number of which at all times shall equal one (1).

“Non-Exercising Member” has the meaning set forth in Section 10.01(e).

“Nonrecourse Liability” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(3).

“Offered Common Units” has the meaning set forth in Section 11.03(a)(i).

“Offering Member” has the meaning set forth in Section 11.03(a)(i).

“Offering Member Notice” has the meaning set forth in Section 11.03(c)(i).

“Officers” has the meaning set forth in Section 9.01.

“Other Business” has the meaning set forth in Section 12.03.

“Over-allotment Exercise Period” has the meaning set forth in Section 10.01(e).

“Over-allotment Notice” has the meaning set forth in Section 10.01(e).

“Permitted Transfer” means a Transfer of Common Units carried out pursuant to Section 11.02. “Permitted Transferee” means a recipient of a Permitted Transfer.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Pre-emptive Member” has the meaning set forth in Section 10.01(a).

“Profits Interest” has the meaning set forth in Section 3.03(b)(iii).

“Profits Interest Hurdle” means an amount set forth in each Award Agreement reflecting the Incentive Liquidation Value of the relevant Incentive Units at the time the units are issued.

“Proposed Transferee” has the meaning set forth in Section 11.05(a).

“Prospective Purchaser” has the meaning set forth in Section 10.01(c).

“Protective Provision” has the meaning set forth in Section 4.06(d).

“Public Offering” means any underwritten public offering pursuant to a registration statement filed in accordance with the Securities Act.

“Qualified Member” has the meaning set forth in Section 13.01.

“Qualified Public Offering” means the sale, in a firm commitment underwritten public offering led by a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, of Units (or common stock of the Company or an IPO Entity) having an aggregate offering value (net of underwriters’ discounts and selling commissions) of at least $25,000,000, following which at least 66.67% of the total Units (or common stock of the Company or an IPO Entity) on a Fully Diluted Basis shall have been sold to the public and shall be listed on any national securities exchange or quoted on the NASDAQ Stock Market System.

“Qualifying Incentive Units” has the meaning set forth in Section 7.03(b).

“Quarterly Estimated Tax Amount” of a Member for any calendar quarter of a Fiscal Year means the excess, if any of (a) the product of (i) a quarter (1/4) in the case of the first calendar quarter of the Fiscal Year, half (1/2) in the case of the second calendar quarter of the Fiscal Year, three-quarters (3/4) in the case of the third calendar quarter of the Fiscal Year, and one (1) in the case of the fourth calendar quarter of the Fiscal Year and (ii) the Member’s Estimated Tax Amount for such Fiscal Year over (b) all Distributions previously made during such Fiscal Year to such Member.

“Regulatory Allocations” has the meaning set forth in Section 6.02(d).

“Representative” means, with respect to any Person, any and all managers, directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Repurchase Notice” has the meaning set forth in Section 11.06(b)(i).

“Repurchased Incentive Units” has the meaning set forth in Section 11.06(b)(i).

“Restricted Incentive Units” has the meaning set forth in Section 3.03(b)(i)(A).

“Restricted Period” has the meaning set forth in Section 12.02(a).

“ROFR Rightholder Option Period” has the meaning set forth in Section 11.03(d)(ii).

“Sale Notice” has the meaning set forth in Section 11.05(c).

“Scientific Matter” has the meaning set forth in Section 9.09.

“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, which shall be in effect at the time.

“Selling Member” has the meaning set forth in Section 11.05(a).

“Series A Manager” is a Manager named by the Series A Members as set forth in Section 8.02(b), the number of which on the Board at all times prior to the final payment of the full amount of Sponsor’s Initial Capital Contribution shall equal two (2), and at all times thereafter shall equal three (3).

“Series A Member” is a Member owning Series A Units.

“Series A Units” shall mean those Units of the Company designated as Series A Units and issued to the Persons identified on the Members Schedule,

“Series B Manager” is a Manager named by the Series B Members as set forth in Section 8.02(b), the number of which on the Board at all times prior to the final payment of the full amount of Sponsor’s Initial Capital Contribution shall equal two (2), and at all times thereafter shall equal three (3).

“Series B Member” is a Member owning Series B Units.

“Series B Units” shall mean those Units of the Company designated as Series B Units and issued to the Persons identified on the Members Schedule,

“Service Provider” has the meaning set forth in Section 3.03(a).

“Shortfall Amount” has the meaning set forth in Section 7.04(b).

“Sponsor” means DS MED, LLC, and, jointly and severally, its successors, assigns and transferees.

“Sponsor Family Member” has the meaning set forth in Section 11.02(a).

“Sponsor Member” has the meaning set forth in Section 11.02(a).

“Subsidiary” means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

“Supermajority” means 66,67% or more of a specified group (e.g., a “Supermajority of the holders of Common Units” would be 66.67% or more of the holders of the Common Units of the Company.

“Tag-along Member” has the meaning set forth in Section 11.05(a).

“Tag-along Notice” has the meaning set forth in Section 11.05(d)(ii).

“Tag-along Period” has the meaning set forth in Section 11.05(d)(ii).

“Tag-along Sale” has the meaning set forth in Section 11.05(a).

“Tax Advance” has the meaning set forth in Section 7.04(a).

“Tax Amount” of a Member for a Fiscal Year means the product of (a) the Tax Rate for such Fiscal Year and (b) the Adjusted Taxable Income of the Member for such Fiscal Year with respect to its Units.

“Tax Matters Member” has the meaning set forth in Section 13.04.

“Tax Rate” of a Member, for any period, means the highest marginal blended federal, state and local tax rate applicable to ordinary income, qualified dividend income or capital gains, as appropriate, for such period for an individual residing in Miami, Florida, taking into account for federal income tax purposes, the deductibility of state and local taxes and any applicable limitations on such deductions.

“Taxing Authority” has the meaning set forth in Section 7.05(b).

“Third Party Purchaser” means any Person who, immediately prior to the contemplated transaction, (a) does not directly or indirectly own or have the right to acquire any outstanding Common Units (or applicable Unit Equivalents) or (b) is not a Permitted Transferee of any Person who directly or indirectly owns or has the right to acquire any Common Units (or applicable Unit Equivalents).

“Transfer” means to, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, by operation of law or otherwise, or to enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, assignment, pledge, encumbrance, hypothecation or similar disposition of, any Units owned by a Person or any interest (including a beneficial interest) in any Units or Unit Equivalents owned by a Person. “Transfer” when used as a noun shall have a correlative meaning. “Transferor” and “Transferee” mean a Person who makes or receives a Transfer, respectively.

“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.

“Unallocated Item” has the meaning set forth in Section 6.05.

“Unit” means a unit representing a fractional part of the Membership Interests of the Members and shall include all types and classes of Units, including the Common Units and the Incentive Units; provided, that any type or class of Unit shall have the privileges, preference, duties, liabilities, obligations and rights set forth in this Agreement and the Membership Interests represented by such type or class or series of Unit shall be determined in accordance with such privileges, preference, duties, liabilities, obligations and rights.

“Unit Equivalents” means any security or obligation that is by its terms, directly or indirectly, convertible into, exchangeable or exercisable for Units, and any option, warrant or other right to subscribe for, purchase or acquire Units.

“Unit Purchase Agreements” means, collectively: with respect to Sponsor, the Membership Interest Purchase Agreement; and with respect to the Initial Management Members owning Common Units as of the date hereof, the Management Subscription Agreements

“Unrestricted Incentive Units” has the meaning set forth in Section 3.03(b)(i)(B).

“Voting Members” has the meaning set forth in Section 4.07(b).

“Voting Units” has the meaning set forth in Section 4.07(a).

“Withholding Advances” has the meaning set forth in Section 7.05(b).

EXHIBIT B

FORM OF JOINDER AGREEMENT

JOINDER AGREEMENT

This Joinder Agreement is made and entered into as of the __________ day of __________, 20__, by and between LONGEVERON LLC (“Longeveron”) and (the “Investor”).

Admission. Investor is hereby admitted as a Member of Longeveron and shall have all the rights and be subject to all the obligations of a Member under the Longeveron LLC Limited Liability Company Agreement originally dated __________, 2014 as amended from time to time (the “Operating Agreement”).

Agreement to Be Bound By Operating Agreement. Investor acknowledges receipt of a copy of the Operating Agreement and by execution hereof agrees to become a party to and be bound by all the terms and conditions of the Operating Agreement as a Member.

Counterparts. This Joinder Agreement may be executed in multiple counterparts.

Intending to be legally bound hereby, the parties hereto have caused this Joinder Agreement to be executed as of the date first written above by a duly authorized person.

LONGEVERON LLC

By: ______________________________

Name: ______________________________

Title: ______________________________

INVESTOR:

By: ______________________________

Name: ______________________________

Title: ______________________________

SCHEDULE A

MEMBERS SCHEDULE
(AS OF DECEMBER 31, 2014)

[intentionally deleted- confidential material]

SCHEDULE B

MANAGERS SCHEDULE

[intentionally deleted- confidential material]

Schedule C

PRIMARY COMPETITORS

Mesoblast, Limited (Australia Corp. Headquarters)

55 Collins Street

Level 38

Melbourne 3000

Mesoblast Inc. (U.S. Operations)

505 Fifth A venue

Level 3

New York, NY 10017

Neostem, Inc.

420 Lexington A venue

Suite 350

New York, NY 10170

Aastrom Biosciences, Inc.

Domino’s Farms, Lobby K

24 Frank Lloyd Wright Drive

Ann Arbor, MI 48105

Celgene Corporation

86 Morris A venue

Summit, NI 07901

Human Longevity, Inc.

10835 Road to the Cure #140

San Diego, CA 92121

SCHEDULE 5.01

SPONSOR INITIAL CASH CONTRIBUTION

Subject to Section 5.02, Sponsor’s Initial Cash Contribution will occur as follows:

Date of Contribution/Drawdown	Amount of Contribution/Drawdown
Effective Date of this Agreement	$4,000,000
No later than January 2, 2015	$4,000,000
No later than July 1, 2015	$9,000,000
No later than January 2, 2016	$8,000,000
TOTAL	$25,000,000